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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

SEMTECH CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Semtech Corporation
200 Flynn Road,
Camarillo, California 93012

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 26, 2014

To Our Stockholders:

Notice is hereby given that the 2014 Annual Meeting of Stockholders of Semtech Corporation (the "Company") will be held at the Courtyard Marriott, 4994 Verdugo Way, Camarillo, California 93012 on Thursday, June 26, 2014 at 11:00 a.m., Pacific Daylight Time. The purposes of the meeting are to:

      1.
      elect ten directors from the candidates nominated by the Company's Board of Directors to hold office until the next annual meeting or until their respective successors are duly elected and qualified;

      2.
      consider and act on a proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for fiscal year 2015;

      3.
      consider an advisory resolution to approve executive compensation; and

      4.
      transact any other business which may properly come before the 2014 Annual Meeting of Stockholders or any adjournments or postponements thereof.

The record date for the determination of the stockholders entitled to notice of and to vote at the 2014 Annual Meeting of Stockholders was the close of business on May 2, 2014. Holders of a majority of the outstanding shares of the Company's common stock as of the record date must be present in person or by proxy in order for the meeting to be held.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 26, 2014:    Our Proxy Statement is attached. Our financial and other information is contained in our Annual Report to Stockholders for fiscal year 2014. Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the Internet. You will not receive a printed copy of the proxy materials unless specifically requested. This Proxy Statement and our Annual Report to Stockholders for fiscal year 2014, including our Form 10-K for the fiscal year ended January 26, 2014, are available at https://materials.proxyvote.com/816850 which does not have "cookies" that identify visitors to the site. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Material. In addition, the Notice of Internet Availability of Proxy Materials provides instructions on how stockholders may request to receive proxy materials for future annual meetings in printed or email form.

YOUR VOTE IS VERY IMPORANT.    Whether or not you plan to attend the 2014 Annual Meeting of Stockholders, we urge you to vote and submit your proxy by the Internet, telephone or mail using the instructions on the Notice of Internet Availability of Proxy Materials or your proxy card in order to ensure the presence of a quorum.

Any proxy may be revoked by delivery of a later dated proxy or a written notice of revocation or by attending the Annual Meeting and voting in person.

By Order of the Board of Directors

Charles B. Ammann Secretary

May 16, 2014
Camarillo, California

 ATTENDING THE 2014 ANNUAL MEETING OF STOCKHOLDERS

For stockholders of record, the Notice of Internet Availability of Proxy Materials is your ticket to the 2014 Annual Meeting of Stockholders. Please present your ticket together with picture identification when you reach the registration area at the 2014 Annual Meeting of Stockholders.

For stockholders who hold shares through a brokerage firm, bank or other holder of record, please use a copy of your latest account statement showing your investment in our common shares as of the record date as your admission ticket for the meeting. Please present your account statement together with picture identification to one of our representatives at the 2014 Annual Meeting of Stockholders. Please note that you cannot vote your shares at the 2014 Annual Meeting of Stockholders unless you have obtained a legal proxy from your broker, bank or other stockholder of record. A copy of your account statement is not sufficient for this purpose.

 SEMTECH CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
June 26, 2014

PROXY STATEMENT

The Board of Directors ("Board") of Semtech Corporation (the "Company," "we," "us" or "our"), 200 Flynn Road, Camarillo, California, 93012, furnishes this proxy statement (this "Proxy Statement") in connection with its solicitation of proxies to be voted at the 2014 Annual Meeting of Stockholders to be held at the Courtyard Marriott, 4994 Verdugo Way, Camarillo, California 93012 on Thursday, June 26, 2014 at 11:00 a.m., Pacific Daylight Time, or at any adjournments or postponements thereof (the "Annual Meeting").

We first made this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and proxy card available to stockholders on or about May 16, 2014. The Company's Annual Report on Form 10-K for fiscal year 2014 ("Annual Report"), including financial statements for the fiscal year ended January 26, 2014, is being made available to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material.

What am I voting on and what are the Board's recommendations?

Number	Proposal	Board's Recommendation

1	To elect ten directors to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. The nominees are:	For the election of each of the nominees
Mr. Glen M. Antle
Dr. W. Dean Baker
Mr. James P. Burra
Mr. Bruce C. Edwards
Mr. Rockell N. Hankin
Mr. James T. Lindstrom
Mr. Mohan R. Maheswaran
Gen. John L. Piotrowski USAF (Ret.)
Dr. Carmelo J. Santoro
Ms. Sylvia Summers
2	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for fiscal year 2015.	For ratification for fiscal year 2015
3	To adopt an advisory resolution to approve executive compensation.	For the approval of our executive compensation

We will also consider any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof. See "How will voting on any other business be conducted?" below.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

We are using the Securities and Exchange Commission ("SEC") rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a "Notice of Internet Availability of Proxy Materials" ("Notice") instead of a printed copy of this Proxy Statement and our Annual Report. The Notice contains instructions on how stockholders can access those documents over the Internet and vote their shares. The Notice also contains instructions on how stockholders can receive a printed copy of our proxy materials, including this Proxy Statement, our Annual Report and a proxy card or voting instruction form. In addition, the Notice provides instructions on how stockholders may request to receive proxy materials for future annual meetings in printed or email form. We believe this process will expedite stockholders' receipt of proxy materials, lower the costs of our Annual Meeting and conserve natural resources.

Who is entitled to vote?

Stockholders as of the close of business on May 2, 2014 (the "Record Date") are entitled to vote and are entitled to attend the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. Stockholders are not entitled to cumulative voting rights in the election of directors.

Who are the largest principal stockholders?

See "Beneficial Ownership of Securities" elsewhere in this Proxy Statement for a table setting forth each owner of greater than 5% of the Company's common stock as of May 2, 2014.

What percentages of stock do the directors and officers own?

Together, they own about 2.4% of Semtech common stock as of May 2, 2014. For information regarding the ownership of our common stock by management, see the section entitled "Beneficial Ownership of Securities" elsewhere in this Proxy Statement.

What does it mean if I get more than one proxy card?

It means that you hold shares registered in more than one account. You must return all proxies to ensure that all of your shares are voted.

How do I vote?

Recordholders: Stockholders may vote using the Internet, by telephone, in person at the Annual Meeting, or by proxy via the proxy card as instructed on the proxy card if you requested and received printed copies of the proxy materials by mail. If you will be returning your vote by use of the proxy card, indicate your voting preferences on the proxy card, sign and date it, and return it in the prepaid envelope provided with this Proxy Statement. If you return a signed proxy card but do not indicate your voting preferences, the proxies named in your proxy card will vote FOR all proposals on your behalf as recommended by the Board of Directors on those proposals and as the proxy holders may determine in his or her discretion with respect to any other matters properly presented for vote at the Annual Meeting. You have the right to revoke your proxy any time before the meeting by (1) notifying the Company's Secretary, or (2) returning a later-dated proxy. You may also revoke your proxy by voting in person at the Annual Meeting although the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. Instructions for voting by using the Internet or by telephone are set forth in the Notice and/or on the proxy card.

If you hold Semtech shares in "street name": Your broker, bank or other nominee will ask for your instructions, generally by means of a voting instruction form. If you do not provide voting instructions to your broker or other nominee, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Please note that brokers do not have discretionary authority to vote on the election of directors (Proposal Number 1) or the advisory resolution to approve executive compensation (Proposal Number 3). Consequently, without your voting instructions, your brokerage firm cannot vote your shares with respect to Proposals Number 1 or 3. However, brokers do have discretionary authority to vote on the ratification of the appointment of the independent registered public accounting firm (Proposal Number 2). Therefore, your broker will be able to vote your shares with respect to Proposal Number 2 even if it does not receive instructions from you, so long as it holds your shares in its name. If you wish to vote in person at the Annual Meeting, please use a copy of your latest account statement showing your investment in our common shares as of the Record Date as your admission ticket for the meeting. Please present your account statement together with picture identification to one of our representatives at the Annual Meeting. Please note that you cannot vote your shares at the Annual Meeting unless you have obtained a legal proxy from your broker, bank or other stockholder of record. A copy of your account statement is not sufficient for this purpose.

How are the votes counted?

A "broker non-vote" occurs when a bank, broker or other record holder of the Company's shares does not vote on a proposal because it does not have discretionary voting authority and it has not received instructions from the beneficial owner on how to vote on the proposal. Abstentions and broker non-votes will have no effect on the outcome of the election of directors (Proposal Number 1) since the election of directors is based on the votes actually cast. Withheld votes will be considered for purposes of the Company's "Majority Withheld Vote" policy discussed below. Abstentions will have the same effect as negative votes on the ratification of the appointment of the independent registered public accounting firm (Proposal Number 2) and the advisory resolution to approve executive compensation (Proposal Number 3) because they represent votes that are present, but not cast. Proposal Number 2 is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal Number 2, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors and, therefore, there will be no broker non-votes for Proposal Number 2. Although broker non-votes are considered present for quorum purposes, they are not considered entitled to vote, and so have no effect on the outcome of Proposal Number 3.

What constitutes a quorum?

As of the Record Date, 67,225,178 shares of the Company's common stock were issued and outstanding. The presence, either in person or by proxy, of the holders of a majority of these outstanding shares is necessary to constitute a quorum for the Annual Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

How many votes are needed for approval of each item?

Proposal Number 1. Under the Company's Bylaws, director nominees will be elected by a plurality of the votes cast in person or by proxy. Thus, for Proposal Number 1, the ten nominees who receive the most votes cast will be elected as directors. Stockholders are not entitled to cumulative voting with respect to the election of directors.

However, as described below, and as set forth in the Company's Corporate Governance Guidelines, available under the "Investors" section at the Company's website www.semtech.com, the Company has adopted a majority voting policy ("Majority Withheld Vote") for uncontested elections of the Board of Directors (elections where the only nominees are those recommended by the Board of Directors). Withheld votes will be considered for purposes of the Majority Withheld Vote.

Under this policy, in an uncontested election of directors, any nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" his or her election by stockholders present in person or by proxy at an annual or special meeting of the stockholders and entitled to vote will tender a written offer to resign from the Board. Such offer to resign will be tendered within five business days following the certification of the stockholder vote by the inspector of elections.

The Nominating and Governance Committee will promptly consider the resignation offer and recommend to the full Board whether to accept it.

To the extent that a director's resignation is accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

The Board will act on the Nominating and Governance Committee's recommendation within 90 days following the certification of the stockholder vote by the inspector of elections, which action may include, without limitation, acceptance of the offer of resignation, adoption of measures intended to address the perceived issues underlying the Majority Withheld Vote, or rejection of the resignation offer. Thereafter, the Board will disclose its decision whether to accept the director's resignation offer and the reasons for rejecting the offer, if applicable, in a current report on Form 8-K to be filed with the SEC within four business days of the Board's determination.

The Board believes that this process enhances accountability to stockholders and responsiveness to stockholders' votes, while allowing the Board appropriate discretion in considering whether a particular director's resignation would be in the best interests of the Company and its stockholders.

Proposals Number 2 and 3. Our bylaws require that each of the other items to be submitted for a vote of stockholders at the Annual Meeting receive the affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting. Notwithstanding the vote required by our bylaws, please be advised that the ratification of the appointment of the independent registered public accounting firm (Proposal Number 2), and the advisory resolution to approve executive compensation (Proposal Number 3) are advisory only and are not binding on us. Our Board will consider the outcome of the vote on each of these proposals in considering what action, if any, should be taken in response to the advisory vote by stockholders.

How will voting on any other business be conducted?

Although the Board of Directors does not know of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement, if any other business properly comes before the Annual Meeting, a stockholder's properly submitted proxy gives authority to the proxy holder to vote on those matters in his or her discretion.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned Annual Meeting. You will still be able to change your proxy until it is voted.

Who will count the vote?

Computershare Trust Company, N.A. will tabulate the votes and act as inspector of election at the Annual Meeting.

Who pays for the cost of this proxy solicitation?

The Company pays for the cost of soliciting proxies on behalf of the Board. The Company also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners. Proxies may be solicited by mail, telephone, other electronic means, or in person. Proxies may be solicited by directors, officers and regular, full-time employees of the Company, none of whom will receive any additional compensation for their services.

How can I obtain a copy of the Company's Annual Report?

We will promptly provide, on written or oral request and without charge, a copy of the Company's Annual Report, including financial statements and financial statement schedules, to any person whose proxy is solicited or any beneficial owner of our common stock. Requests should be directed to Semtech Corporation, Attn: Secretary, 200 Flynn Road, Camarillo, California 93012, telephone (805) 498-2111.

Copies of the Company's SEC filings are also available under the "Investors" section of the Company's website at www.semtech.com. Any stockholder desiring additional proxy materials or a copy of the Company's Bylaws should similarly contact the Company's Secretary.

How many copies of this Proxy Statement will I receive if I share my mailing address with another security holder?

Unless we have been instructed otherwise, for stockholders of record who have requested and received printed copies of the proxy materials by mail, we are delivering only one Proxy Statement to multiple security holders sharing the same address. This is commonly referred to as "householding." We will, however, deliver promptly a separate copy of this Proxy Statement to a security holder at a shared address to which a single copy of this Proxy Statement was delivered, on written or oral request. Requests for copies of the proxy statement or requests to cease householding in the future should be directed to Semtech Corporation, Attn: Secretary, 200 Flynn Road, Camarillo, California 93012, telephone (805) 498-2111. If you share an address with another stockholder and wish to receive a single copy of this Proxy Statement, instead of multiple copies, you may direct this request to us at the address or telephone number listed above. Stockholders who hold shares in "street name" may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Where can I find the voting results of the Annual Meeting?

Our intention is to announce the preliminary voting results at the Annual Meeting and to publish the final results within four business days after the Annual Meeting in a current report on Form 8-K to be filed with the SEC and which we will make available on our website at www.semtech.com under "Investors."

Where can I find general information about the Company?

General information about us can be found on our website at www.semtech.com. The information on our website is for informational purposes only and should not be relied on for investment purposes. The information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this or any other report that we file with the SEC. We make available free of charge, either by direct access on our website or a link to the SEC's website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. Our reports filed with, or furnished to, the SEC are also available directly at the SEC's website at www.sec.gov.

 ELECTION OF DIRECTORS
(Proposal Number 1)

Ten directors are to be elected at the Annual Meeting, each to serve until the following annual meeting or until a successor is elected and qualified. All of the nominees were elected to their present terms of office by the stockholders. All of the nominees have consented to be named as nominees, and have indicated their intent to serve if elected. Unless a stockholder directs otherwise in its proxy card, it is intended that the proxies solicited by management will be voted for the election of the nominees listed in the following table. If any nominee should refuse or be unable to serve, the proxies named in the proxy card will vote the shares for such other person, if any, as shall be designated by the Board.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW

Name, Age as of May 2, 2014, and Positions with the Company	Principal Occupation, Business Experience, Directorships and Qualifications
Rockell N. Hankin Age 67 Director since 1988, Chairman since 2006 Nominating & Governance Committee
Private investor from January 2006 to date. Chief Executive Officer and Principal, Hankin & Co., a diversified business advisory and investment banking firm from June 1986 through December 2005. Chairman of the Board of the Kavli Foundation.

Mr. Hankin has spoken on corporate governance issues including at the Duke Capital Markets Director's Education Institute, UCLA's Director Certification Program, the University of Maryland Directors' Institute and various other corporate governance programs.

Qualifications: Mr. Hankin's qualifications to serve as a member of the Board of Directors include his 25 years of experience as Director of the Company which we believe provides our Board with specific expertise and insight into our business, his experience as a former chairman or a former director of other public and private companies and his advisory and corporate governance expertise.

James P. Burra Age 71 Director since 1991, Vice Chairman since 2007 Audit Committee Chair
Chief Executive Officer and majority owner of Endural LLC, a private company and manufacturer of a proprietary line of vacuum formed, high density polyethylene containers, since October 2006 and Chief Executive Officer of predecessors since 1989. Mr. Burra previously served as Chief Financial Officer of Intercole, Inc., a public multi-industry industrial products company and as a senior audit manager with Arthur Andersen & Co.

Former director of Earl Scheib, Inc. from 2007 to 2010, a former public company and operator of retail automobile paint and body shops. Former director of Hoover Group,  Inc., former parent company of Endural LLC, from 1998 to 2006.

Qualifications: Mr. Burra's qualifications to serve as a member of the Board of Directors include his 22 years of experience as Director of the Company, his senior executive management experience as a Chief Financial Officer as well as Chief Executive Officer, his experience in public company finance and accounting, and his experience as a director of other public companies.

Glen M. Antle Age 75 Director since 2002 Audit Committee Nominating & Governance Committee
Retired executive. Acting Chief Executive Officer of Trident Microsystems, Inc., a former public company, from November 2006 to October 2007. Trident Microsystems is a semiconductor and related electronic components manufacturer. Chairman of the Board of Directors of Quickturn Design Systems, Inc., an electronic design automation company, from June 1993 to June 1999. Co-founded ECAD, Inc., now Cadence Design Systems,  Inc., and served as Chief Executive Officer and Chairman of its Board of Directors from 1982 to 1988.

Director of Trident Microsystems, Inc. from 1992 to February 2010 and Chairman of the Board of Directors of Trident Microsystems, Inc. from November 2006 to November 2009.

Qualifications: Mr. Antle's qualifications to serve as a member of the Board of Directors include his management experience with technology companies and his executive experience as a Chief Executive Officer, as well as his experience as a director and a Chairman of a former publicly-traded semiconductor company which we believe provides our Board with a valuable perspective and understanding of our business.

W. Dean Baker Age 71 Director since 2006 Compensation Committee Chair
President of NanoPrecision Holding Company, Inc., a privately held company engaged in the development and manufacture of ultra-precision machined mechanical components, since October 2007. Consultant to firms in the technology sector on program reviews as well as evaluations of technical, management and strategic matters since 1999. Previously served in a variety of leadership positions at Northrop Grumman Corporation, a leading defense contractor, including Vice-President and General Manager of the Defensive Systems Division, Vice-President and General Manager of Combat Support Systems, and Vice-President and Tri-Service Standoff Attack Missile Program Manager for the Aircraft Division.

Director of NanoPrecision Holding Company and its wholly-owned subsidiary, NanoPrecision Products, Inc. since October 2007 and director of Data Display Products, a privately held provider of custom LED lighting products since March 2004.

Qualifications: Dr. Baker's qualifications to serve as a member of the Board of Directors include his senior executive management and program management experience in the aerospace and defense industry, his expertise in providing technical, managerial, and strategy services to technology companies which we believe provides valuable knowledge to our Board on the issues we face to achieve our strategic objectives, and his service as a director of other private companies.

Bruce C. Edwards Age 60 Director since 2006 Compensation Committee
Chief Executive Officer of Palagon Partners, LLC, a business advisory group, since November 2007. Executive Chairman of Powerwave Technologies, Inc. ("Powerwave"), a leading supplier of antenna systems, base station subsystems and coverage solutions to the wireless communications industry, from February 2005 through November 2007. Chief Executive Officer of Powerwave from February 1996 through February 2005. Previously held executive and financial positions at AST Research, Inc., a personal computer company, AMDAX Corporation, a manufacturer of radio frequency modems, and public accounting firm Arthur Andersen and Co.

Director of Emulex Corporation, a public company and global provider of advanced storage networking infrastructure solutions since May 2000 and director of Lantronix, Inc., a public company and global supplier of smart M2M connectivity solutions since November 2012. Also a director of Xirrus Corporation, a privately held company and provider of high performance wireless networks since July 2010.

Qualifications: Mr. Edward's qualifications to serve as a member of the Board of Directors include senior executive management and accounting and financial experience at publicly-traded technology companies which we believe provides our Board with valuable executive-level insights and his experience as a director of other public and private companies.

James T. Lindstrom Age 68 Director since 2002 Audit Committee Nominating & Governance Committee Chair
Chief Financial Officer of Kilopass, Inc., a semiconductor intellectual property company from January 2012 through November 2013. Chief Financial Officer of eSilicon Corporation from March 2005 to February 2011. eSilicon Corporation provides ASIC design, productization and manufacturing services to the semiconductor industry. Previously held executive financial positions at Trident Microsystems, Inc., ECAD, Inc., now Cadence Design Systems, C-Cube Microsystems, Inc., FormFactor, Inc., Silicon Perspective Corporation and Fairchild Camera and Instrument Corporation.

Director of Lexra, Inc., a private company and provider of semiconductor intellectual property cores, from 1999 until company dissolution in December 2009.

Qualifications: Mr. Lindstrom's qualifications to serve as a member of the Board of Directors include his senior financial executive experience at public and private companies in the semiconductor industry and his experience as a director of a company in the semiconductor industry, which we believe provides our Board with a deep understanding of our industry and business.

Mohan R. Maheswaran Age 50 Director since 2006
President and Chief Executive Officer of the Company since April 2006. He was Executive Vice President and General Manager of Intersil Corporation ("Intersil"), a company that designs and manufactures analog semiconductors, from June 2002 until March 2006, responsible for managing and overseeing the design, development, applications and marketing functions for Intersil's Analog Signal Processing Business unit. From June 2001 to May 2002, he was Vice President of Marketing, Business Development and Corporate Strategy for Elantec Semiconductor, Inc., a company that designed and manufactured analog integrated circuits before its acquisition by Intersil in May 2002. He was previously employed by Elantec Semiconductor as Vice President of Business Development and Corporate Strategy; by Allayer Communications, a communications integrated circuit startup acquired by Broadcom Corporation; and by IBM Microelectronics, Texas Instruments Incorporated, Hewlett-Packard Company and Nortel Communications.

Qualifications: Mr. Maheswaran's qualifications to serve as a member of the Board of Directors include his years of senior executive, management, and development experience at analog semiconductor companies. Mr. Maheswaran's current position as our President and Chief Executive Officer also brings to the Board of Directors knowledge of the day-to-day operations of the Company, which provides invaluable insight to the Board of Directors as it reviews the Company's strategic and financial plans.

John L. Piotrowski USAF (Ret.) Age 80 Director since 2002 Compensation Committee
President and Chief Executive Officer of Aerospace and Management Consulting, Inc., an aerospace and technology consulting company, since 1991. Consultant on National Security Programs to aerospace corporations, and advisor to the Air Force Research Lab, Sandia National Laboratories, and the Missile Defense Agency. Vice President of Science Applications International Corporation (SAIC) from 1995 through January 2000, then a consulting employee of SAIC until retirement in February 2004. Previously a senior advisor to the Program Manager for the Ground Based Missile Defense System, a member of the Defense Science Board, as well as consultant and advisor for Lawrence Livermore National Lab and Los Alamos National Lab. Retired from the United States Air Force in 1990 after serving as Commander-in-Chief (CINC) North American Aerospace Defense Command (NORAD) and CINC U.S. Space Command, and Air Force Vice Chief of Staff.

Qualifications: Mr. Piotrowski's qualifications to serve as a member of the Board of Directors include his extensive public and private sector senior leadership experience, up to and including service at the U.S. Air Force Air Staff senior executive officer level, and his consulting and advisory experience in the aerospace systems government sector which provides the Board with insight into the products we produce for the aerospace industry.

Carmelo J. Santoro Age 72 Director since 2013 Audit Committee
Retired, independent business consultant with Santoro Technology Associates, which provides general management, strategic planning, marketing and operations services for the computer hardware and software, semiconductor, disk drive, networking, technology services, biotechnology and financial services industries since 2003. Retired from Attensity Inc. in 2003 where he served as President and CEO since 2000. Attensity Inc. is a leading provider of natural language analytics and engagement solutions. Previously held Chief Executive Officer and Chairman positions with Platinum Software Corporation and Silicon Systems, Inc. Dr. Santoro held other senior positions at RCA Corporation, American Microsystems Incorporated, and Motorola, Inc.

Director of Maintenance Net, Inc., a private company specializing in warranty management and after-market supply software since 2005, NextTalk Inc., a private company that provides online communications solutions for the deaf since 2005, and McCain, Inc. a private company that specializes in delivering traffic system supplies and high technology traffic control systems since 2008.

Qualifications: Dr. Santoro's qualifications to serve as a member of the Board of Directors include his senior executive management experience in technology-related industries, and his experience as a director of private companies and multiple public companies, which we believe provides our Board with valuable board-level experience.

Sylvia Summers Age 61 Director since 2013 Compensation Committee
Chief Executive Officer, President and Director of Trident Microsystems, Inc., a company that delivers integrated circuits to the digital TV and set top box markets, from 2007 through 2011. Previously Executive Vice President and General Manager at Spansion Ltd. from 2003 to 2007 and Group Vice President at Cisco Systems, Inc. from 2001 to 2002.

Director of Headwaters, Inc. since January 2013, a public company providing products, technology and services to the heavy construction materials, light buildup product and energy industry. Previously served as a director of public companies, including JNI Corporation from 2001 to 2003, Riverstone Networks from 2002 to 2006 and Gadzoox Networks, Inc. from 2001 to 2003 where she served on the audit and compensation committees.

Qualifications: Ms. Summers' qualifications to serve as a member of the Board of Directors include her senior executive level experience in technology-related industries and experience as a director of several public companies, which we believe provides our Board of Directors with valuable executive-level insights and board-level experience.

 CORPORATE GOVERNANCE

Code of Conduct

The Board has adopted a written Code of Conduct that applies to our directors and employees of the Company, including our Chief Executive Officer and our Chief Financial Officer. The Code of Conduct, which is the Company's written "code of conduct" within the meaning of the Nasdaq Marketplace Rules applicable to companies whose stock is listed for trading on the NASDAQ Global Select Market ("NASDAQ") and which constitutes the Company's "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act, expresses the Company's commitment to the highest standards of ethical business conduct.

Corporate Governance Guidelines

The Board has adopted written Corporate Governance Guidelines that set forth key principles that guide its actions. Some of these principles are discussed below.

Independence

Our Board has determined that all current directors, other than Mr. Maheswaran, are independent under applicable NASDAQ rules and the Board is comprised of a majority of independent directors. The Board determined that Mr. Maheswaran does not meet the independence standards due to his employment by the Company.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. The Chief Executive Officer and Chairman of the Board are separate positions under the Board's current leadership structure. The Chief Executive Officer establishes the corporate direction and strategy, and is responsible for the day-to-day leadership of the Company. The Chief Executive Officer is subject to certain Board-established grants of authority and a Board review policy, under which the Board of Directors reserves for its action certain material, key strategic, or related matters, and notes matters of Company action on which the Board of Directors is to be kept informed. The Chairman of the Board provides guidance to the Chief Executive Officer, presides over the meetings of the stockholders and directors, and guides the Board in fulfilling its obligations. The Chairman of the Board and the Chief Executive Officer hold meetings on a regular basis to discuss both near term and longer range strategic matters. The Chairman of the Board and the Chief Executive Officer collaborate on the preparation of the agenda for each regular Board meeting to set matters to be presented to the Board for its information, attention and action as necessary. Following each meeting of the Board of Directors after the independent directors have met in executive session per the Board's standard practice, the Chairman of the Board meets with the Chief Executive Officer to provide feedback on matters raised during the meeting of the Board, and on matters considered for further action or follow-up. On behalf of the Board, the Chairman of the Board also provides one-on-one performance feedback to the Chief Executive Officer. The Board feels this structure facilitates efficient management oversight and enables the Board to effectively meet its governance duties.

Majority Voting and Director Resignation

The Company has adopted a majority voting policy for uncontested elections of the Board of Directors (elections where the only nominees are those recommended by the Board of Directors). In an uncontested election of directors, any nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" his or her election by stockholders present in person or by proxy at the annual or special meeting of the stockholders and entitled to vote in the election of directors, will tender a written offer to resign from the Board within five business days following the certification of the stockholder vote by the inspector of elections.

The Nominating and Governance Committee will promptly consider the resignation offer and recommend to the full Board whether to accept it.

To the extent that a director's resignation is accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

The Board will act on the Nominating and Governance Committee's recommendation within 90 days following the certification of the stockholder vote by the inspector of elections, which action may include, without limitation, acceptance of the offer of resignation, adoption of measures intended to address the perceived issues underlying the Majority Withheld Vote, or rejection of the resignation offer. Thereafter, the Board will disclose its decision whether to accept the director's resignation offer and the reasons for rejecting the offer, if applicable, in a current report on Form 8-K to be filed with the SEC within four business days of the Board's determination.

The Board's Role in Risk Oversight and Management

The Board actively oversees risk management of the Company. The Audit Committee serves as the focal point at the Board level for overseeing the Company's overall risk management process. Among its duties, the Audit Committee reviews with management (a) the Company's policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company's system of disclosure controls and system of internal controls over financial reporting, and (c) the Company's compliance with legal and regulatory requirements. The Audit Committee is also responsible for reviewing major legislative and regulatory developments that could materially impact the Company's contingent liabilities and risks.

During our fiscal year 2014, the Company continued with enterprise risk assessment evaluations conducted with Audit Committee oversight and participation. The enterprise risk assessment reviews and work performed during fiscal year 2014 were based on the framework and methodologies first used for risk assessment purposes in an initial enterprise risk assessment conducted in fiscal year 2010. The results of the fiscal year 2014 enterprise risk assessment update were reported first to the Audit Committee, and subsequently to the full Board of Directors for evaluation, identification of matters for additional attention, and overall risk management. The Audit Committee continues to oversee and ensure fulfillment of management initiatives instituted to address risks identified in the enterprise risk assessment process.

Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk. After receiving a report from a committee, the full Board provides guidance as it deems necessary.

Specific Company management functions are responsible for day-to-day risk management. Our accounting, finance, legal, and internal audit areas serve as the primary monitoring and testing functions for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

The Board believes that its grants of authority to the Chief Executive Officer and the Board review policy for the Chief Executive Officer as noted above in "Board Leadership Structure" serve to oversee and manage risks by ensuring that the Board is kept well informed on material matters, and is the ultimate approving authority for selected matters. The Board also receives regular reports from the Chief Executive Officer reporting on areas involving operational, human resources, legal, compliance, financial and strategic risks, as well as reports from senior officers of the Company on selected matters as requested from time to time by the Board as part of its recurring meeting process. The full Board receives such reports from the Chief Executive Officer and senior executives to enable the Board to understand the identification, management and mitigation strategies for the reported risks.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

Policy on Hedging and Pledging

The Company recognizes that hedging against losses in Company stock is not appropriate or acceptable trading activity for individuals employed by or serving the Company. The Company has adopted stock ownership guidelines (as described below in the section titled "Compensation Discussion and Analysis") that, among other things, are intended to align the interests of stockholders, and the Company's directors and officers. In keeping with the intent of the stock ownership guidelines, as well as for the purpose of clearly outlining the Company's position on acceptable trading activity, the Company has incorporated prohibitions on various hedging activities within its stock trading guidelines, which guidelines apply to directors, officers and employees. The guidelines prohibit all short sales of Company stock and any trading in derivatives (such as put and call options) that relate to Company securities. The guidelines also prohibit pledging any Company stock or equity awards as collateral for any margin account, or other form of credit arrangement.

Risk Assessment of Compensation Programs

In compliance with SEC disclosure requirements, we have evaluated our compensation policies and practices to determine if any of our programs create risks that are reasonably likely to have a material adverse effect on the Company. We have concluded that our compensation policies and practices do not create any such risks. We evaluated our executive program, as well as our broad-based compensation and benefits programs on a worldwide basis. We focused on looking at whether any program's elements, criteria, purposes or objectives create undesired or unintended risk of a material nature. While all programs were evaluated, primary review and attention was placed on programs having potential for variable payouts where an individual participant or small groups of participants might have the ability to directly affect, control or impact payout results. We are satisfied that all compensation programs are structured with appropriate controls, objective measurement variables, review authorities and payment methodologies that, in the aggregate, are designed and administered so that there is not any reasonable likelihood of material adverse risks to the Company arising from or caused by any of our compensation programs. In addition, "claw-back" rights and provisions in applicable executive compensation plans as discussed below in our "Compensation Discussion and Analysis" are additional safeguards that encourage executives to refrain from making risky decisions or taking actions that could harm the Company.

In particular, base salaries are fixed in amount and are, therefore, not susceptible to encouraging unnecessary or excessive risk taking. Although the performance-based, short-term annual cash incentives focus on achievement of short-term individual performance and business-related goals, which could encourage taking of short-term risks at the expense of long-term goals, this element of compensation is offset and balanced by the Company's use of long-term, multi-year incentive programs that are designed to align our executives' interests with those of the Company's stockholders. We believe that long-term, multi-year incentive programs do not encourage unnecessary or excessive risk taking because the ultimate value of these programs is tied to the value of the Company's stock and the grant dates and vesting dates are staggered over multiple years to ensure that executives have a significant stake in the long-term performance of the Company's stock.

Evaluation of Chief Executive Officer Performance

In concert with our Compensation Committee in accordance with that Committee's charter, the Board of Directors oversees and evaluates the performance of the Chief Executive Officer on an ongoing basis, including a formal annual performance review. Such evaluation includes regular assessment of his performance against goals and objectives established in connection with his compensation programs, as well as his overall performance in leading and managing the Company.

Transactions with Related Parties

We have adopted a written Related-Person Transaction Policy, approved by the Audit Committee and the Board, which provides guidelines for the disclosure, review, ratification and approval of transactions with our directors, executive officers, 5% stockholders and their immediate family members in which the amount involved exceeds or reasonably can be expected to exceed $120,000. The policy supplements our other policies or procedures that may be applicable to a transaction, including our Code of Conduct. Under the Code of Conduct, all directors and employees are expected to avoid actual or apparent conflicts between personal interests and interests of the Company. The policy is administered by the Audit Committee and related-person transactions must be terminated unless approved or ratified by the Audit Committee in accordance with the terms of the policy. In making its determination, the Audit Committee is to take into account all relevant factors and material facts it deems significant including:

  •
  the size and materiality of the transaction and the amount of consideration payable to the related-person;

  •
  the nature of the interest of the related-person;

  •
  whether the transaction may involve a conflict of interest;

  •
  whether the transaction involves the provision of goods or services to the Company that are readily available from unaffiliated third parties on better terms;

  •
  whether there are business reasons to enter into the transaction; and

  •
  whether the transaction is fair to the Company.

Since January 27, 2013, there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, persons who we know hold more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than compensation agreements and other arrangements, which are described elsewhere in this Proxy Statement.

Meetings

Directors are expected to devote sufficient time to the Board and its committees and to carry out their duties and responsibilities effectively. It is expected that each director will be available to attend all meetings of the Board and any committees on which the director serves, as well as the Company's annual meeting of stockholders. During the Company's last fiscal year, the Board held five regularly scheduled meetings and 19 committee meetings. Each of the then incumbent directors attended 75% of the aggregate of the meetings of the Board and the meetings of the committees of the Board on which such director served, except for Glen Antle who attended 71% of such meetings.

Mr. Antle would have attended more than 75% of the meetings, but illness caused him to miss three meetings. As is our practice, the independent directors met in an executive session without management present at several of these meetings, including at four board meetings and three committee meetings. It is the policy of the Company that all of the directors attend the annual meetings of stockholders unless important personal reasons prohibit it. All of our directors, except Glen Antle, attended last year's Annual Meeting, held in June 2013.

Continuing Education

Each director is expected to take steps reasonably necessary to enable the director to function effectively on the Board and Board committees on which the director serves, including becoming and remaining well informed about the Company, the industry, and business and economic trends affecting the Company. Each director is also expected to take steps reasonably necessary to keep informed on principles and practices of sound corporate governance. The Company provides each director with membership in the National Association of Corporate Directors ("NACD"). Each director is required to participate, at the Company's expense, in a minimum amount of director education during a given two-year period. A "two-year" period ends each even numbered fiscal year of the Company.

Committees

The Board has an Audit Committee, Compensation Committee, and Nominating and Governance Committee. Committee assignments and designations of committee chairs are made annually by a vote of the Board at the annual organizational meeting of directors held in conjunction with the annual meeting of stockholders. All committees are authorized to engage advisors as deemed necessary to carry out their duties and each committee is charged with conducting an annual self-evaluation and assessment of its charter. Current committee assignments are set forth in the following table:

Director	Audit	Compensation	Nominating and Governance

Rockell N. Hankin, Chairman of the Board			Member

James P. Burra, Vice Chairman of the Board	Chair

Glen M. Antle	Member		Member

W. Dean Baker		Chair

Bruce C. Edwards		Member

James T. Lindstrom	Member		Chair

John L. Piotrowski		Member

Carmelo J. Santoro	Member

Sylvia Summers		Member

Number of meetings during fiscal year 2014	8	6	5

Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board has determined that each member of the Audit Committee is independent as defined by NASDAQ and SEC rules applicable to audit committee members, is financially sophisticated as defined by NASDAQ rules, and is an audit committee financial expert as defined by SEC rules.

The Audit Committee's responsibilities are set forth in a written charter and include assisting the Board in overseeing:

  •
  the accounting and financial reporting processes of the Company;

  •
  the Company's internal audit function;

  •
  the integrity of the Company's financial statements and systems of internal controls and disclosure controls;

  •
  the audits of the Company's financial statements;

  •
  the appointment, compensation, retention and work of the auditor;

  •
  the Company's financial risk; and

  •
  the Company's compliance with legal and regulatory requirements and the Company's Code of Conduct.

The Audit Committee meets periodically with the Company's independent registered public accounting firm outside the presence of Company management. The Audit Committee has also been designated by the Board to serve as the Company's Qualified Legal Compliance Committee, within the meaning of Section 205 of the SEC's Standards of Professional Conduct for Attorneys Appearing and Practicing before the Commission in the Representation of an Issuer.

The Audit Committee has adopted a policy regarding pre-approval of services to be provided by the Company's independent registered public accounting firm, which is described below under the heading "Policy On Audit Committee Pre-Approval Of Audit And Permissible Non-Audit Services," and procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, which are described below under the heading "Contacting The Board Of Directors."

Compensation Committee

The Compensation Committee's written charter requires that its members satisfy the independence requirements of NASDAQ and applicable law. From January 28, 2013 through April 3, 2013, the Compensation Committee consisted of three Board members and from April 4, 2013 through January 26, 2014, the Compensation Committee consisted of four Board Members, each of whom the Board has affirmatively determined satisfies these independence requirements. The Compensation Committee charter sets forth the purpose and responsibilities of the Compensation Committee, which include the following:

  •
  reviewing and approving goals and objectives for our Chief Executive Officer, and evaluating his performance against those goals and objectives;

  •
  determining (or recommending to the Board for determination) all elements of the Chief Executive Officer's compensation and that of our other executive officers;

  •
  reviewing the Company's management development programs and succession plans;

  •
  overseeing and periodically reviewing the operation of the Company's incentive programs and benefit plans;

  •
  carrying out all responsibilities and functions assigned to it by the documents governing the Company's incentive programs and benefit plans;

  •
  making and approving equity awards; and

  •
  reviewing and making recommendations to the Board with respect to the compensation of our directors who are not also employed by the Company ("Non-Employee Directors").

The Compensation Committee has the authority and resources appropriate to discharge its duties and responsibilities, including the authority to select, engage and terminate independent counsel, consultants and other advisors as it deems necessary to carry out its duties without seeking approval of the Board or management. The Compensation Committee may also delegate to subcommittees such authority as it deems appropriate. The Compensation Committee has no current intention to delegate any of its authority to any other committee or subcommittee. Our executive officers, including the Named Executive Officers (as defined in the "Compensation Discussion and Analysis" below), do not have any role in determining the form or amount of compensation paid to our executives. However, our Chief Executive Officer does make recommendations to the Compensation Committee with respect to compensation paid to the other executive officers.

Nominating and Governance Committee

The Nominating and Governance Committee's written charter charges it with assisting the Board by:

  •
  identifying and evaluating individuals qualified to become members of the Board;

  •
  recommending to the Board director nominees for election at each annual meeting and to fill vacancies on the Board;

  •
  making recommendations to the Board regarding the Board offices of Chair and Vice Chair, assignments to Board committees and committee chairs;

  •
  developing, overseeing the effectiveness of and recommending changes to the Company's Corporate Governance Guidelines;

  •
  making other recommendations to the Board regarding corporate governance matters and nomination and evaluation matters relating to the directors;

  •
  overseeing the evaluation of the Board; and

  •
  taking such other actions within the scope of this charter as the Committee deems necessary or appropriate.

The Board has determined that each member of the Nominating and Governance Committee is independent as defined by NASDAQ rules.

Corporate Governance Materials

The following materials are available free of charge under the "Investors" page of the Company's website at www.semtech.com or by sending a request for a paper copy to the Company's Secretary at the Company's headquarters at 200 Flynn Road, Camarillo, California, 93012:

  •
  Bylaws

  •
  Code of Conduct

  •
  Corporate Governance Guidelines

  •
  Audit Committee Charter

  •
  Compensation Committee Charter

  •
  Nominating and Governance Committee Charter

  •
  Director Nominations Policy

  •
  Director Compensation Policy

  •
  Director Stock Ownership Guidelines

  •
  Executive Stock Ownership Guidelines

  •
  Related-Persons Transaction Policy

  •
  Board Committee Assignments

  •
  Stock Trading Guidelines

CONTACTING THE BOARD OF DIRECTORS

General Business Matters

Our Annual Meeting provides an opportunity for stockholders to speak directly with the Board regarding appropriate matters. Stockholders also may communicate with the Board, or any committee or director, about Company business by writing to such party in care of the Company's Secretary at the Company's headquarters at 200 Flynn Road, Camarillo, California, 93012. Stockholders are encouraged to include evidence of their holdings with their communications. The Company's Secretary will forward communications as applicable to the Chairman of the Board, the applicable committee chair, or individual named director if a communication is directed to an individual director. Any communication deemed to involve an accounting matter will be sent to the Chair of the Audit Committee. The foregoing process is in accordance with the process adopted by a majority of the independent members of the Board, which includes procedures for collecting, organizing and otherwise handling such communications. Advertisements, solicitations or hostile communications will not be presented.

Accounting Matters

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters ("Accounting Matters"). Employees with concerns regarding Accounting Matters may report their concerns in writing to our Chief Financial Officer, Chief Executive Officer or General Counsel. Employees may also report concerns regarding Accounting Matters anonymously directed to the Audit Committee via the on-line confidential reporting system maintained by the Company. Non-employee complaints regarding Accounting Matters may be reported by writing to the Audit Committee in care of the Company's Secretary at the Company's headquarters at 200 Flynn Road, Camarillo, California 93012.

 DIRECTOR NOMINATIONS

Criteria and Diversity for Board Membership

All persons nominated to serve as a director of the Company should possess the minimum qualifications, skills and attributes as determined by our Board of Directors. The qualifications, attributes and skills noted below are illustrative but not exhaustive. The Nominating and Governance Committee will also consider the contributions that a candidate can be expected to make to the Board based on the totality of the candidate's background, credentials, experience and expertise, the diversity and composition of the Board at the time, and other relevant circumstances.

Key qualifications include:

  •
  Business Understanding. Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including regulatory obligations and governance concerns of a public issuer; strategic business planning; competition in a global economy; and basic concepts of corporate finance.

  •
  Experience or Achievement. Candidates must have demonstrated achievement in one or more fields of business, professional, governmental, community, scientific or educational endeavor.

  •
  Integrity. All candidates must be individuals of personal integrity and ethical character.

  •
  Absence of Conflicts of Interest. Candidates should not have any interests that would materially impair their ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its stockholders.

  •
  Fair and Equal Representation. Candidates must be able to represent fairly and equally all stockholders of the Company without favoring or advancing any particular stockholder or other constituency of the Company.

  •
  Oversight. Candidates are expected to have sound judgment, based on management or policy-making experience that demonstrates an ability to function effectively in an oversight role.

  •
  Available Time. Candidates must be prepared to devote adequate time to the Board and its committees. It is expected that each candidate will be available to attend all meetings of the Board and any committees on which the candidate will serve, as well as the Company's annual meeting of stockholders.

  •
  Diversity. Although we do not have a formal diversity policy, when considering diversity in evaluating candidates, the Nominating and Governance Committee focuses on whether candidates can contribute varied perspectives, skills, experiences and expertise to the Board. The Nominating and Governance Committee will seek to promote an appropriate diversity on the Board of professional background, experience, expertise, perspective, age, gender and ethnicity.

Evaluation of Nominees

The Nominating and Governance Committee will identify potential candidates for Board membership, when applicable, through professional search firms and personal referrals. Candidacy for Board membership requires the final approval of the full Board. Each year, the Board proposes a slate of nominees to the stockholders, who elect the members of the Board at the annual meeting of stockholders. Stockholders may also propose nominees for consideration by the Nominating and Governance Committee by submitting the names and supporting information regarding proposed candidates to the Company's Secretary in accordance with the procedure for submitting stockholder nominations set forth under "Recommendation of a Director Candidate for Consideration by the Nominating and Governance Committee" and "Direct Nomination of a Director Candidate" below. Candidates (including those proposed by our stockholders) are evaluated by the Nominating and Governance Committee through recommendations, resumes, personal interviews, reference checks and other information deemed appropriate by the Nominating and Governance Committee.

Recommendation of a Director Candidate for Consideration by the Nominating and Governance Committee

The Nominating and Governance Committee will consider recommendations for director nominations submitted by stockholders. Submissions for the 2015 Annual Meeting of Stockholders (the "2015 Annual Meeting") must be received no later than March 30, 2015; must otherwise be made in accordance with our Director Nominations Policy; and must include all information specified in that policy. The Nominating and Governance Committee will only consider candidates who satisfy the Company's minimum qualifications for director, as set forth in our Director Nomination Policy, including that directors represent the interests of all stockholders. One of the factors that will be taken into account in considering a stockholder recommendation is the size and duration of the recommending stockholder's ownership interest in the Company and whether the stockholder intends to continue holding that interest through the applicable annual meeting date. Stockholders should be aware that it is the general policy of the Company to re-nominate qualified incumbent directors.

Direct Nomination of a Director Candidate

Under the Company's Bylaws, director nominations will be considered untimely and ineligible to come properly before the Company's 2015 Annual Meeting if notice of such nomination is not received by the Company by March 30, 2015. A stockholder making a director nomination must be a stockholder of record on the date the required notice is given to the Company and on the record date for the meeting. The required notice must be submitted in writing to the Company's Secretary at the Company's headquarters at 200 Flynn Road, Camarillo, California 93012 and must contain the following information:

  (a)
  as to each person whom the stockholder proposes to nominate for election as a director:

  (i)
  the name, age, business address, residence address and principal occupation or employment of the person,

  (ii)
  the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person,

  (iii)
  a description of all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and

  (iv)
  any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement, if any, as nominee and to serving as a director if elected); and

  (b)
  as to such stockholder giving notice:

  (i)
  the name and record address of the stockholder who intends to make the proposal and the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder,

  (ii)
  a representation that the stockholder is a holder of record of common stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to introduce the business specified in the notice,

  (iii)
  a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

  (iv)
  any material interest of the stockholder in such business, and

  (v)
  any other information that is required to be provided pursuant to Regulation 14A under the Exchange Act.

STOCKHOLDER PROPOSALS

Stockholder Proposals to be included in Next Year's Proxy Statement

The Company must receive stockholder proposals for the 2015 Annual Meeting no later than January 16, 2015 in order to be considered for inclusion in the Company's proxy materials. Stockholder proposals must be submitted in writing to the Company's Secretary at the Company's headquarters at 200 Flynn Road, Camarillo, California 93012. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in the Company's proxy statement.

Other Stockholder Proposals for Presentation at Next Year's Annual Meeting

Under the Company's Bylaws, proposals by stockholders submitted outside the process of Rule 14a-8 under the Exchange Act will be considered untimely and ineligible to come properly before the Company's 2015 Annual Meeting if notice of such proposal is not received by the Company by March 30, 2015. However, in the event that the annual meeting is called for a date that is more than thirty (30) days before or after the anniversary of the prior year's annual meeting, notice by a stockholder to be timely must be received not later than the close of business on the tenth (10th) day following the earlier of (1) the day on which notice of the meeting was mailed or (2) the day on which the Company publicly announces the date of such meeting. The proposal must be a proper matter for stockholder action under Delaware law and the stockholder bringing the proposal must be a stockholder of record on the date the required notice of the proposal is given to the Company and on the record date for the meeting. The required notice must be submitted in writing to the Company's Secretary at the Company's headquarters at 200 Flynn Road, Camarillo, California 93012 and must contain the information set forth in section (b) of "Direct Nomination of a Director Candidate" above.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION POLICY

Non-Employee Directors receive a cash retainer for their services on the Board, their committee service, and their role as chair of the Board or any committee. Our Non-Employee Directors also receive equity-based compensation.

Cash Retainer Fees

During fiscal year 2014, the cash retainer fees payable to Non-Employee Directors were as follows:

Description	Annual Retainer
Annual Retainer	$45,000
Additional Retainer for Chairman of the Board	$50,000
Committee Chair Retainer
Audit Committee	$20,000
Compensation Committee	$20,000
Nominating and Governance Committee	$10,000
Committee Retainer
Audit Committee	$10,000
Compensation Committee	$10,000
Nominating and Governance Committee	$5,000

The committee retainer is payable to each member of a committee who is not also the chair of that committee. The chair of a committee is entitled to receive only the committee chair retainer for that particular committee. Fees are paid quarterly in advance. Directors are also reimbursed for their reasonable expenses incurred in connection with their services.

Equity Award Grants

The equity awards made to Non-Employee Directors in fiscal year 2014 were made from the 2008 Long Term Equity Incentive Plan (the "2008 Plan"). Non-Employee Directors receive equity awards on the following terms:

                    Initial Option Grant.    Generally, each Non-Employee Director (who was not an employee of the Company immediately prior to joining the Board) will receive an option to purchase 20,000 shares of the Company's common stock on his or her initial election or appointment to the Board. These options vest in annual installments over the four-year period following the grant date beginning on the first anniversary of the grant date.

                    Semi-Annual Option Grants.    On each January 1 and July 1, each Non-Employee Director then in office receives an option to purchase 5,000 shares of the Company's common stock. These options vest in equal annual installments over the four-year period following the grant date.

Once vested, initial and semi-annual stock options granted to our Non-Employee Directors generally remain exercisable until their normal expiration date. However, stock options may terminate earlier in connection with a change in control transaction, which transaction would also generally cause any unvested options to become fully vested on an accelerated basis. Our Non-Employee Directors generally have 90 days to exercise vested stock options following their departure from the Board. Unvested options terminate immediately when the director leaves the Board for any reason, except for departure from Board service due to death, disability, or board retirement. Board retirement may occur at the election of a director after ten years of service as a director or after five years of Board service if the director is then age 65. In the event of death, disability or board retirement as noted above, the options fully vest immediately and the exercise period is generally extended to three years following the director's departure from the Board. Further, if the Non-Employee Director dies or suffers a disability within the three years following board retirement and prior to termination of the option, the option generally remains exercisable for three years after the death or disability. Directors Antle, Baker, Burra, Hankin, Lindstrom and Piotrowski currently meet the eligibility requirements for board retirement.

                    Annual Stock Unit Grant.    On each July 1, each Non-Employee Director then in office receives an award of restricted stock units. The number of restricted stock units is determined by dividing $70,000 by the closing price of the Company's common stock on the grant date, rounded down to the nearest whole number. The stock units vest on the first anniversary of the award, subject to pro-ration if the Non-Employee Director's service terminates for other than death or disability. The stock units fully vest on death or disability, or in connection with a change in control transaction. The stock units carry no voting rights or other stock ownership rights. If the Company pays a cash dividend before the stock units have been paid or terminated, the Non-Employee Director will be credited with additional stock units equivalent to the value of the dividend that would be paid on the number of shares underlying the Non-Employee Director's outstanding stock units. The additional stock units will be subject to the same vesting schedule as the original stock unit to which they relate. Each vested restricted stock unit will be paid in cash on the termination of the Non-Employee Director's service with the Company, in an amount equal to the closing price of our common stock on such date.

DIRECTOR COMPENSATION – FISCAL YEAR 2014

The following table presents information regarding the compensation of individuals who were Non-Employee Directors during fiscal year 2014 for their services during that year. The compensation paid to Mr. Maheswaran, who is our current Chief Executive Officer, is presented below under "Executive Compensation," including in the Summary Compensation Table and the related explanatory tables. Mr. Maheswaran is our only employee director and does not receive any additional compensation for his services as a director.

NON-EMPLOYEE DIRECTOR COMPENSATION – FISCAL YEAR 2014
Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (1) ($)	All Other Compensation ($)	Total ($)
Chairman Hankin	97,500	69,988	92,426	–	259,914
Vice Chairman Burra	63,375	69,988	92,426	–	225,789
Mr. Antle	58,500	69,988	92,426	–	220,914
Dr. Baker	63,375	69,988	92,426	–	225,789
Mr. Edwards	53,625	69,988	92,426	–	216,039
Mr. Lindstrom	63,375	69,988	92,426	–	225,789
Mr. Piotrowski	53,625	69,988	92,426	–	216,039
Dr. Santoro	50,875	69,988	292,920	–	413,783
Ms. Summers	50,875	69,988	292,920	–	413,783
(1)
The amounts and values noted do not necessarily correspond to any actual value that will be realized by a recipient. The stock award and option award amounts reflected in the table, and the grant-date values discussed below in this footnote, are computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 based on assumptions set forth in Note 12 to the financial statements included in the Company's Annual Report on Form 10-K filed with the SEC on March 27, 2014. The awards are valued as of the grant date disregarding any estimate of forfeitures related to service-based vesting conditions. There were no forfeitures by our Non-Employee Directors in fiscal year 2014. On July 1, 2013 each Non-Employee Director was awarded 1,990 restricted stock units that vest on July 1, 2014. The fair value of each such restricted stock unit on the grant date was $35.17 and the fair value of the award on the grant date was $69,988. Each Non-Employee Director was awarded 5,000 stock options on July 1, 2013 and on January 1, 2014. Each of the stock option awards granted on July 1, 2013 had a fair value equal to $52,956 on the grant date, and each of the stock option awards granted on January 1, 2014, had a fair value equal to $39,470 on the grant date. Additionally, Dr. Santoro and Ms. Summers were awarded 20,000 stock options on April 3, 2013 for their initial appointment to the Board. Each of the stock option awards granted on April 3, 2013 had a fair value equal to $200,494 on the grant date.

The following table presents the number of outstanding and unexercised option awards and number of outstanding stock units held by each of our Non-Employee Directors as of January 26, 2014:

Outstanding Awards at End of Fiscal Year 2014
	Director	Number of Shares Subject to Outstanding Option Awards at Fiscal Year End			Number of Outstanding Restricted Stock Units At Fiscal Year End
Name	Since	Vested	Unvested	Total	Vested	Unvested	Total
Chairman Hankin	1988	16,250	25,000	41,250	23,026	1,990	25,016
Vice Chairman Burra	1991	55,000	25,000	80,000	23,026	1,990	25,016
Director Antle	2002	55,000	25,000	80,000	23,026	1,990	25,016
Director Baker	2006	25,000	25,000	50,000	23,026	1,990	25,016
Director Edwards	2006	30,000	25,000	55,000	23,026	1,990	25,016
Director Lindstrom	2002	50,000	25,000	75,000	23,026	1,990	25,016
Director Piotrowski	2002	55,000	25,000	80,000	23,026	1,990	25,016
Director Santoro	2013	0	30,000	30,000	0	1,990	1,990
Director Summers	2013	0	30,000	30,000	0	1,990	1,990

 BENEFICIAL OWNERSHIP OF SECURITIES

The table below indicates the number of shares of the Company's common stock beneficially owned as of May 2, 2014, the record date for the Annual Meeting, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of our common stock, each of our directors, each of our NEOs (as defined herein) and all directors and executive officers as a group. Unless otherwise noted, all information regarding stockholders who are not directors or officers of the Company is based on the Company's review of information filed with the SEC on Schedule 13D or 13G, which information is as of December 31, 2013. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated below, to the Company's knowledge, all persons listed have sole voting and investment power with respect to their shares.

Unless otherwise noted below, the address of each beneficial owner listed in the table is in care of Semtech Corporation, 200 Flynn Road, Camarillo, California 93012.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares (7)	% (6)
T. Rowe Price Associates, Inc. (3) 100 E. Pratt Street, Baltimore, MD 21202	7,358,610	10.9
BlackRock, Inc. (1) 40 East 52nd Street, New York, NY 10022	5,574,219	8.3
The Vanguard Group, Inc. (4) 100 Vanguard Blvd., Malvern, PA 19355	4,114,857	6.1
Janus Capital Management LLC (2) 151 Detroit Street, Denver, CO 80206	3,974,175	5.9
Rockell N. Hankin, Chairman of the Board	176,190	*
James P. Burra, Vice Chairman of the Board (5)	83,000	*
Glen M. Antle, Director	55,000	*
W. Dean Baker, Director	25,000	*
Bruce C. Edwards, Director (5)	32,000	*
James T. Lindstrom, Director	65,000	*
John L. Piotrowski, Director	50,000	*
Carmelo J. Santoro	5,000	*
Sylvia Summers	5,000	*
Mohan R. Maheswaran, Director, President and Chief Executive Officer	349,384	*
Emeka N. Chukwu, Executive Vice President, Finance and Chief Financial Officer	115,906	*
Charles E. Harper, Senior Vice President and Chief Strategy Officer	76,307	*
James J. Kim, Senior Vice President, Worldwide Sales and Marketing	49,395	*
Jeffrey T. Pohlman, Exec. Vice President, Protection, Power Management and High-Reliability Products (5)	285,558	*
Sameer Vuyyuru, former Sr. Vice President and General Manager, Advanced Communications Products (8)	0	*
All Directors and Executive Officers as a group (22 persons including those named above) (6)	1,614,792	2.4
  *
  Less than 1%

  (1)
  As reported in Amendment No. 4 to Schedule 13G filed on January 30, 2014 by BlackRock, Inc. BlackRock, Inc. reported sole voting power with respect to 5,374,219 shares and sole dispositive power with respect to 5,574,219 shares, as the parent company of the following subsidiaries which hold the shares: BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC and BlackRock Life Limited.

  (2)
  As reported in Schedule 13G filed February 14, 2014 by Janus Capital Management LLC ("Janus Capital"). Janus Capital reported shared voting and dispositive power with respect to all of its shares. Janus Capital has a direct 96.74% ownership stake in INTECH Investment Management ("INTECH") and a direct 99.61% ownership stake in Perkins Investment Management LLC ("Perkins"). Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of the Schedule 13G filing. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively referred to as "Managed Portfolios"). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Perkins may be deemed to be the beneficial owner of 3,974,175 shares of Semtech Common Stock held by such Managed Portfolios. However, Perkins does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights.

  (3)
  As reported in Amendment No. 1 to Schedule 13G filed March 10, 2014 by T. Rowe Price Associates, Inc. ("Price Associates"). Price Associates reported sole voting power with respect to 1,487,550 shares and sole dispositive power with respect to 7,358,610 shares. Price Associates is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client's custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time.

  (4)
  As reported in Amendment No. 1 to Schedule 13G filed February 11, 2014 by The Vanguard Group. The Vanguard Group reported sole voting power over 95,300 shares, sole dispositive power over 4,024,357 shares and shared dispositive power over 90,500 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 90,500 of the shares as a result of its serving as investment manager of collective trust accounts and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 4,800 shares as a result of its serving as investment manager of Australian investment offerings.

  (5)
  The reported shares include shares held in family trusts under which voting and/or dispositive power is shared: Mr. Burra (38,000 shares), Mr. Edwards (7,000 shares), and Mr. Pohlman (136,611). Other shares reported under "All Directors and Executive Officers as a group" may be held jointly by executive officers and their spouses, held solely by their spouses, held in revocable family trusts in which voting and/or dispositive powers may be shared with or rest in others, or held by other persons through whom they are deemed to have beneficial ownership of the shares.

  (6)
  The ownership percentage is based on 67,225,178 shares outstanding as of May 2, 2014 and the numerator and denominator include the shares, shown above, which the individual has the right to acquire within 60 days thereof through the exercise of stock options. Although the shares that could be acquired by an individual are deemed to be outstanding in calculating the ownership percentage of that individual and of the group, they are not deemed to be outstanding as to any other individual.

  No named individual holds unvested restricted stock as to which the holder has voting power but no dispositive power and shares that could be acquired within 60 days of our Record Date of May 2, 2014 through the exercise of stock options.

  (7)
  No shares of common stock held by a director, director nominee or officer have been pledged as security. The Company is not aware of any arrangements or pledge of common stock that could result in a change of control of the Company.

  (8)
  Mr. Vuyyuru is included as one of our NEOs for fiscal year 2014 in accordance with applicable SEC rules. Effective December 16, 2013, Mr. Vuyyuru's service to and all duties with the Company as its Senior Vice President and General Manager, Advanced Communications Product Group, ended. Mr. Vuyyuru's employment with the Company was terminated on January 1, 2014.

 EXECUTIVE OFFICERS

Name	Age as of May 2, 2014	Position
Mohan R. Maheswaran	50	President and Chief Executive Officer
Emeka N. Chukwu	51	Executive Vice President, Finance and Chief Financial Officer
Charles B. Ammann	59	Executive Vice President, General Counsel and Secretary
Gary M. Beauchamp	54	Executive Vice President/General Manager, Signal Integrity Product Group
Alain Dantec	64	Senior Vice President/General Manager, Wireless, Sensing and Timing Product Group
Sharon Faltemier	58	Senior Vice President, Human Resources
Charles E. Harper	66	Senior Vice President and Chief Strategy Officer
James J. Kim	57	Senior Vice President, Worldwide Sales and Marketing
Roger Levinson	50	Vice President, Systems Innovation Group
Jeffrey T. Pohlman	64	Executive Vice President/General Manager, Protection, Power and High-Reliability Product Group
Asaf Silberstein	44	Senior Vice President, Worldwide Operations
J. Michael Wilson	58	Executive Vice President, Quality and Reliability

Mr. Maheswaran joined the Company in April 2006 as President and Chief Executive Officer. He was Executive Vice President and General Manager of Intersil Corporation ("Intersil"), a company that designs and manufactures analog semiconductors, from June 2002 until March 2006, responsible for managing and overseeing the design, development, applications and marketing functions for Intersil's Analog Signal Processing Business unit. From June 2001 to May 2002, he was Vice President of Marketing, Business Development and Corporate Strategy for Elantec Semiconductor, Inc., a company that designed and manufactured analog integrated circuits before its acquisition by Intersil in May 2002. He was Vice President of Business Development and Corporate Strategy of Elantec Semiconductor from January 2001 to June 2001. Mr. Maheswaran has also been employed by Allayer Communications, a communications integrated circuit startup company acquired by Broadcom Corporation; IBM Microelectronics; Texas Instruments Incorporated; Hewlett-Packard Company and Nortel Communications.

Mr. Chukwu was promoted to Executive Vice President, Finance and Chief Financial Officer on February 26, 2014. Prior to his promotion, he was Senior Vice President, Finance and Chief Financial Officer since August 2011. He previously served as the Company's Vice President, Finance and Chief Financial Officer from November 2006. He previously had been employed in various financial positions at Intersil Corporation, a company that designs and manufactures analog semiconductors, since 2002. His most recent position at Intersil was Vice President, Finance, in which capacity he served since February 2006 with responsibility for all financial management affairs of the corporation's business units and worldwide operations. He served as the Controller of Intersil's Analog Signal Processing Group and Worldwide Operations from May 2002 through January 2006, responsible for financial planning, budget management, and related financial oversight functions. From July 1997 through April 2002, he was the Corporate Controller of Elantec Semiconductor, Inc., a manufacturer of analog integrated circuits that was acquired by Intersil in 2002.

Mr. Ammann joined the Company in January 2014 as Executive Vice President, General Counsel and Secretary. Prior to joining Semtech, Mr. Ammann served as the Executive Vice President, General Counsel and Secretary of publicly-traded United Online, Inc. where he had been since August 2006. Before working for United Online, Mr. Ammann served as the Senior Vice President, General Counsel and Secretary of publicly-traded TV Guide, Inc. from 1999 until its acquisition by Gemstar International Group Limited, at which time Mr. Ammann's responsibilities expanded as Senior Vice President and Deputy General Counsel of the combined Gemstar-TV Guide International entity. From 1996 to 1999, Mr. Ammann served as the Senior Vice President, General Counsel and Secretary, and oversaw the administrative operations, of publicly-traded United Video Satellite Group, Inc. From 1990 to 1996, Mr. Ammann held the position of Vice President of Administration and General Counsel of Flint Industries, Inc., a privately-owned conglomerate based in Tulsa, Oklahoma. Upon graduating from law school, Mr. Ammann was an attorney at the law firm Gable & Gotwals, from 1980 to 1990, and was a partner for his last five years with that firm.

Mr. Beauchamp was promoted to Executive Vice President and General Manager, Signal Integrity Product Group on February 26, 2014. Prior to his promotion, he was Senior Vice President and General Manager, Signal Integrity Product Group. Mr. Beauchamp was appointed Senior Vice President and General Manager of the Gennum Product Group in

March 2012, following Semtech's acquisition of Gennum Corporation and held that title until December 2013. Mr. Beauchamp's group provides high-performance analog solutions to the video broadcast, video surveillance, and data communications markets. Prior to his role at Semtech, Mr. Beauchamp was Senior Vice President and General Manager, Mixed Signal and Optical Products, for Gennum Corporation, which he joined in 2000. Between 1990 and 2000, Mr. Beauchamp held several management positions at COM DEV International.

Mr. Dantec currently serves as our Senior Vice President/General Manager, Wireless, Sensing and Timing Product Group. Mr. Dantec was promoted to Senior Vice President/General Manager of Advanced Communications and Sensing Group in June 2007. He previously served as the Company's Vice President of Wireless and Sensing Products from June 2005. He joined us as the result of the Company's June 2005 acquisition of XEMICS S.A. a privately held company engaged in design, manufacturing and sales of ultra-low power analog, mixed signal and radio frequency (RF) integrated circuits, where he served as Chief Executive Officer since 2001. Prior to joining XEMICS, Mr. Dantec was Chief Executive Officer of Atmel Nantes, a subsidiary of Atmel in France, from 1996 to 2001. He has more than 30 years of experience in the semiconductor industry in a broad range of technical and management positions within such leading companies as Atmel, the Temic Group, Harris, and Alcatel.

Ms. Faltemier was promoted to Senior Vice President, Human Resources on February 26, 2014. Ms. Faltemier joined the Company in January 2013 and was appointed Vice President, Human Resources. Prior to Semtech, she served as Senior Vice President, Human Resources for DTS, Inc., a consumer electronics licensing company from 2006 to 2012. Prior to DTS she was Sr. Vice President, Human Resources for Capstone Turbine Corporation from 2003 to 2006. Her more than 30 years of experience in the human resources field and business operations includes positions with Tyco International Ltd., Proctor & Gamble Corporation, Northrop Grumman Corporation and Boeing Company.

Mr. Harper serves as our Senior Vice President and Chief Strategy Officer. Prior to December 2013, he was Senior Vice President, Strategy and Systems Innovation Group. This group was formed following the acquisition of Sierra Monolithics, Inc. by Semtech Corporation on December 9, 2009. Most recently, Mr. Harper was Executive Chairman and Co-Founder of Sierra Monolithics, Inc. since 1988. Prior to founding Sierra Monolithics, Inc., he worked for several high technology companies in the Southern California area. He served as Manager of Advanced Technology Development at Magnavox, Director of Business Planning at Mattel Corporation, Assistant Director of Management Services at Lear Sieger, and held several engineering and executive management positions at the Garrett/Allied Signal Corporation.

Mr. Kim was promoted to Senior Vice President of Worldwide Sales and Marketing in November 2009. Mr. Kim was appointed Vice President of Worldwide Sales and Marketing in February 2007, after serving as Vice President of Global Handset Sales since March 2004. He was Director of Sales and Marketing for Korea and Japan from April 2000 to March 2004. He was Marketing Manager from May 1997 to April 2000. He has also held various engineering positions since beginning his employment with the Company in 1986.

Mr. Pohlman is Executive Vice President and General Manager, Protection, Power and High-Reliability Product Group. He was promoted to this position in February 2013. Mr. Pohlman was promoted to Senior Vice President of Protection Products in June 2007 after serving as Vice President of Protection Products since 1998. Prior to his promotion in February 2013, he was Senior Vice President and General Manager, Protection, Power Management and High Reliability Products. He has worked for the Company in various engineering roles since 1988. Mr. Pohlman was previously employed by Supertex Inc., Fairchild Camera and Instrument, Inc., and National Semiconductor in various technical and managerial roles.

Mr. Silberstein was promoted to Senior Vice President, Worldwide Operations in February 2013. Mr. Silberstein became Vice President, Worldwide Operations in March 2011. Prior to that, Mr. Silberstein was Vice President, Operations, a position he held since he joined the Company in December 2010. Prior to joining the Company, he was employed from 2007 to 2010 at Microsemi Corporation ("Microsemi") as Vice President Global Operations in its Analog Mixed Signal Division. Prior to Microsemi, he was Vice President Operations from 2000 to 2005 and Chief Operating Officer from 2005 to 2007 at Powerdsine, Israel, when Powerdsine was acquired by Microsemi. He has also previously served in various positions at 3Com and ECI Telecom.

Mr. Wilson was promoted to Executive Vice President, Quality and Reliability in February 2013. Prior to his promotion, Mr. Wilson was Senior Vice President, Quality and Reliability, a position he held since November 2011. Mr. Wilson was appointed Senior Vice President and Chief Technology Officer in May 2008 after serving as Senior Vice President of Power Management Products since June 2007 and serving as Vice President of that unit since 2001. He joined us as the result of the 1995 acquisition of ECI Semiconductor where he was Vice President and Chief Operating Officer. He has more than 20 years of experience in the semiconductor industry in a broad range of technical and management positions.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on our review of the SEC Forms 3, 4 and 5 and amendments thereto received by the Company, or written representations from reporting persons that they were not required to file such forms, the Company believes that, with respect to transactions during the fiscal year ended January 26, 2014, our officers, directors and beneficial holders of more than 10% of our common stock complied with all filing requirements under Section 16(a) of the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers for services rendered during fiscal year 2014, as well as one other individual who served as an executive officer for a portion of fiscal year 2014, as determined under SEC rules. These individuals are listed in the Table below and are referred to as our "Named Executive Officers," or "NEOs," in this Proxy Statement.

Name	Title
Mohan R. Maheswaran	President and Chief Executive Officer ("CEO")
Emeka N. Chukwu	Executive Vice President Finance and Chief Financial Officer ("CFO") (1)
Charles E. Harper	Senior Vice President and Chief Strategy Officer (2)
James J. Kim	Senior Vice President, Worldwide Sales and Marketing
Jeffrey T. Pohlman	Executive Vice President and General Manager, Protection, Power and High-Reliability Product Group
Sameer Vuyyuru	Former Senior Vice President and General Manager, Advanced Communications Product Group
(1)
Mr. Chukwu's title changed from Senior Vice President, Finance and Chief Financial Officer to Executive Vice President, Finance and Chief Financial Officer on February 26, 2014.

(2)
Mr. Harper's title changed from Senior Vice President, Strategy and Systems Innovation Group to Senior Vice President and Chief Strategy Officer on December 10, 2013.

Mr. Vuyyuru is included as one of our NEOs for fiscal year 2014 in accordance with applicable SEC rules. Effective December 16, 2013, Mr. Vuyyuru's service to and all duties with the Company as its Senior Vice President and General Manager, Advanced Communications Product Group, ended. Mr. Vuyyuru's employment with the Company was terminated on January 1, 2014. In connection with Mr. Vuyyuru's termination of employment with the Company, the Company and Mr. Vuyyuru entered into a severance and release agreement, which is discussed below in the "Other Compensation" section of this Proxy Statement.

OUR GUIDING COMPENSATION PRINCIPLES

Our Compensation Committee believes that attracting and retaining qualified individuals at all levels of the Company who are committed to the Company's long-term success, and capable of delivering on that commitment, is key to the Company's current and future success. We believe that Company growth, superior financial performance, and increasing stockholder value depend to a significant degree on our ability to structure a compensation program that enables us to (1) attract, retain, and motivate qualified and high performing executives; (2) hold executives accountable for performance, with appropriate performance-based rewards earned in return for superior performance; and (3) align the interests of the executives with the interests of our stockholders.

To achieve our executive compensation objectives, we have three primary components to our compensation program: base salary, annual cash incentive (bonus) awards, and long-term equity incentive awards. In setting specific base salary, target annual cash incentive (bonus) and equity award levels for each NEO, the Compensation Committee considers and assesses, among other factors it may consider relevant:

  •
  The compensation levels at our peer group of companies for comparable positions;

  •
  Various subjective factors relating to the individual recipient – the executive's scope of responsibility, prior experience, past performance, advancement potential, impact on results, and compensation level relative to other Company executives; and

  •
  For equity awards, the executive's historical total compensation, including prior equity grants, the number and value of unvested shares, and the timing of vesting of those awards.

The Compensation Committee gives no single factor any specific weight. Each executive's compensation level, as well as the appropriate mix of equity award types and other compensation elements, ultimately reflects the Compensation Committee's business judgment in consideration of these factors and shareholder interests.

The base salary for executive officers, which establishes a fixed amount of annual compensation that provides a level of economic security and stability from year to year, is set on an individual basis by the Compensation Committee considering a number of factors as described later in this Compensation Discussion and Analysis ("CD&A"). The Compensation Committee's general policy is to provide a base pay to our executives that is near the median for comparable positions in our Peer Group (as defined below).

For the annual cash incentive plan, the Compensation Committee sets a target bonus potential for each executive expressed as a percentage of base salary. The Committee also sets what it believes to be aggressive annual business plan goals for the cash incentive plan. Those processes are described later in this CD&A. The approach of the Committee is to set business plan goals such that, in its best judgment, achievement of those goals will result in the Company generally outperforming its Peer Group. The philosophy of the Compensation Committee is to set the target opportunity for the annual cash incentive plan above the median for comparable positions in our Peer Group, generally between the median and 75th percentile, so that the total annual cash opportunity for executives is weighted more toward performance-based compensation.

It is our policy that more than half of the total direct compensation for our executives should come from future compensation opportunities delivered through our long-term equity incentive plan. As used in this CD&A, "total direct compensation" refers to the combination of the base salary, the annual cash incentive bonus, and the grant date value of equity awards granted to an executive as determined for purposes of the Company's financial reporting. We use a combination of stock options, time-based restricted stock units, and performance-based restricted stock units under our long-term incentive plan. Through the combination of (i) the inherently performance-based nature of stock options (the value of which depends on future appreciation in our stock price), (ii) the multi-year vesting of time-based restricted stock units (the ultimate value of which depends on our stock price), and (iii) the multi-year performance requirements for the performance-based restricted stock units (the ultimate value of which also depends on our stock price in addition to the performance-based vesting conditions), the compensation actually delivered to the executives from the long-term incentive plan depends directly on our stock price. We believe these factors align the interests of our executives with those of our stockholders. The combination of the awards under our long-term equity incentive plan with each executive's annual cash incentive bonus opportunity results in significantly more than half of each of our NEO's target total direct compensation being performance-based and/or dependent on our stock price.

Our philosophy in establishing our executive compensation program is to balance short term performance incentives (provided by the annual bonus plan) with long term performance incentives (provided by the equity awards). We also look to balance the use of (i) absolute performance metrics versus relative performance metrics evaluated against selected peers, and (ii) formula-based performance criteria versus criteria involving the exercise of judgment by the Compensation Committee. The Compensation Committee assesses the cost of executive compensation relative to Company revenue and non-GAAP operating income. The Compensation Committee also assesses the reasonableness of total compensation relative to total stockholder return over one- and three-year periods compared to our peers and appropriate stock indices.

2013 NONBINDING ADVISORY VOTE RESULTS

The Company's stockholders are provided with an opportunity to cast an annual non-binding advisory vote on the Company's executive compensation program through a say-on-pay proposal. At the Company's Annual Meeting of Stockholders held in June 2013, approximately 94% of the shares voting approved our fiscal year 2013 compensation plan for the Company's NEOs. The Compensation Committee believes these positive results affirm stockholders' support of the Company's approach to its executive compensation program and, accordingly, determined to continue the Company's existing executive compensation policies for fiscal year 2014. The Compensation Committee will continue to consider the outcome of the Company's say-on-pay proposals when making future compensation decisions for the NEOs.

SUMMARY OF OUR CURRENT EXECUTIVE COMPENSATION PROGRAMS

Named Executive Officer Compensation

The following table presents the key elements of our executive compensation program:

Key Elements of Compensation

Element	Purpose	Characteristics
Annual salary	To attract and retain qualified executives; set at a fixed rate of pay based on an individual's skills, experience and performance.	Provide a stable source of income and be competitive with the applicable market.
Short-term annual cash incentives	To attract and retain qualified executives; to motivate and reward achievement of annual business and individual goals and objectives designed to increase stockholder value.	This element involves annual performance-based cash awards. The amount earned (if any) varies based on actual results achieved relative to pre-determined annual target goals.
Long-term multi-year equity incentives	To align interests of executives with stockholders; to reward performance over time based on stock price; and to provide an additional retention incentive through multi-year vesting schedules.
The majority of annual awards (other than "new hire" awards) are generally performance-based; the amount realized (i.e., the value ultimately received by the recipient) depends on the achievement of performance goals and/or is directly tied to our stock price performance.
Other compensation and benefits	Provide competitive and customary benefits (e.g., health insurance, life insurance, 401(k) retirement plans).	Company sponsored/subsidized benefit plans as provided to the general employee population, as well as Company matching contributions to selected employee contributory plans.

Use of Quantitative and Qualitative Measurements

The Compensation Committee believes that executive compensation should be based primarily on objectively determinable factors, both for the Company on its own, as well as in comparison to peer companies. Performance goals may include operating income, revenue growth, earnings per share ("EPS") and other financial and operational metrics, both on an absolute basis or relative to our peer companies. The Compensation Committee also believes that executive compensation should have a component based additionally, although not primarily, on subjective factors, such as leadership, how well each executive helps the Company achieve its strategic goals, each executive's ability to develop subordinates, and how each executive's efforts contribute to enhancing the Company's relationship and status with the investor community. The use of both objective and subjective factors, however, does not prevent the Compensation Committee from adjusting compensation up or down if, after considering all of the relevant circumstances, it believes total compensation can be structured to better serve the stockholders' interests.

Role of Management, Consultants And Others in Determining Compensation

All decisions regarding compensation of our executive officers are made by the Compensation Committee in coordination with the Board of Directors. The Compensation Committee relies on recommendations and input from our management to help fulfill the Compensation Committee's responsibilities. The Compensation Committee also relies on our CEO to evaluate the performance of executives who report to him and to make recommendations about the compensation of those executives.

The Compensation Committee may engage the services of outside advisors, experts and others to assist the Compensation Committee. Additionally, the Compensation Committee evaluates our compensation policies and practices in comparison to the published standards and guidelines of third-party proxy advisory services used by many institutional investors. During fiscal year 2014, the Compensation Committee engaged the services of Mercer (US), Inc. ("Mercer") which, in connection with its use of Radford survey data provided by the Company's management among other resources, advised, informed, and made recommendations to the Compensation Committee in its review of executive officer compensation, including competitiveness and comparison to peer companies. Mercer did not provide the Compensation Committee or the Company with any additional services or products during fiscal year 2014 beyond the services to the Compensation Committee noted below. The Compensation Committee has evaluated both Mercer and Radford and concluded they were independent based on the recently adopted NASDAQ criteria for determining consultant independence. The Compensation Committee also concluded that no conflict of interest exists with respect to services provided to the Compensation Committee by Mercer or Radford.

Mercer

The Compensation Committee selected Mercer as a compensation advisor because of its past performance in providing timely and detailed analyses, its broad knowledge of the semiconductor sector and compensation governance trends, and its in-depth understanding of the Company's executive compensation plans.

Mercer assists the Compensation Committee in the selection of peer group companies. The Compensation Committee sets the financial and market parameters for selecting a peer group. Within the established parameters, Mercer analyzes the relevant information and recommends to the Compensation Committee candidate companies to be incorporated into the peer group. Mercer also analyzes peer company surveys and disclosures to determine executive positions within the peer group that are equivalent to the Company's executives. Mercer then analyzes the components of compensation for each of the Company executives relative to their peers. The Compensation Committee considers this Mercer analysis as one of the factors in determining the compensation for the Company's executives. Details of the peer group, its selection, and a summary of the results of the peer compensation analysis are provided below under the section entitled "Peer Group."

Mercer also collects data from the peer companies' public disclosures in order to calculate the Company's performance on certain financial metrics relative to the peer companies. This information is used by the Compensation Committee to calculate the annual CEO bonus using the methodology described below under the section entitled "CEO Bonus Plan."

As requested by the Compensation Committee from time to time, Mercer advises the Compensation Committee on trends in compensation plans, compensation governance, and relevant regulatory matters. In addition, Mercer also annually evaluates the Company's executive compensation practices, including CEO compensation, using the published standards and guidelines of third-party proxy advisory services to ensure the Compensation Committee is aware of any pay practice or governance issues which may deserve re-examination. On request of the Compensation Committee, Mercer also provides analyses on trends in "say-on-pay" shareholder voting and the Company executive compensation as compared to certain peer companies.

Peer Group

The Compensation Committee considers various factors and criteria when determining annual salary, target bonus levels and target annual long-term incentive award values for executives, including survey data and compensation practices at selected peer companies. The applicable group of peer companies is selected annually for use as the comparative pool by the Compensation Committee during the course of the fiscal year. As noted above, the Compensation Committee also relies on peer company data as gathered, and analyses of that data prepared by our compensation consultants. The peer group information assists the Compensation Committee and the Company in identifying and understanding how our competitors and industry-comparable companies compensate their executives in applicable compensation elements, and in determining how the Company's compensation packages compare to industry and market-competitive amounts. In addition to aiding us with compensation related actions and decisions, this peer company evaluation is also informative in relation to providing compensation information that supports potential recruitment and retention of executives by the Company.

In selecting our fiscal year 2014 peer group companies, the Compensation Committee focused on companies that are similar to us in terms of industry, general size and business characteristics, and, like us, focus their business on analog and mixed-signal semiconductors and integrated circuits. Additionally, the Compensation Committee sought to include a range of companies that included companies having revenues and market capitalizations within a range of 50% to 200% comparable to the Company, to provide for a comparable and representative range of companies. Geography (i.e., headquarters/executive residence locations) was not considered to be a relevant factor in selecting our fiscal year 2014 peer group companies. In fiscal year 2014, in consideration of one of the factors in setting our executive compensation, the Compensation Committee compared our compensation with that of the following companies considered as a group (collectively, the "Peer Group"): Alpha and Omega Semiconductor Limited; Cirrus Logic, Inc.; Diodes Incorporated; Integrated Device Technology, Inc.; Integrated Silicon Solution, Inc.; International Rectifier Corporation; Intersil Corporation; IXYS Corporation; Linear Technology Corporation; Microchip Technology

Incorporated; Microsemi Corporation; PMC-Sierra, Inc.; Power Integrations, Inc.; RF Micro Devices, Inc.; Silicon Laboratories Inc.; Skyworks Solutions, Inc.; and TriQuint Semiconductor, Inc.

Distribution of Compensation

The Compensation Committee distributes compensation among each of the core elements on the basis of the element's usefulness to meet one or more of our compensation objectives. The Compensation Committee believes that for our executive officers, a greater proportion of total compensation should consist of (i) variable, performance-based components, such as bonuses, which can increase or decrease to reflect changes in corporate and individual performance on an annual basis, and (ii) equity compensation, which is structured to reinforce and encourage management's commitment to enhancing profitability and stockholder value over the long-term. Other factors the Compensation Committee considers in determining the appropriate distribution of compensation for the Company's executives include the executive's past and expected future contributions to the Company, the position of the executive, the recognized expense to the Company for equity grants under applicable accounting standards, internal pay equity, and benchmarking against our Peer Group. For our CEO, the Compensation Committee also considers his accumulated wealth prior equity awards have created.

For fiscal year 2014, total compensation for the Company's NEOs was distributed as follows:

Named Executive Officer	Annual Salary	Severance	Annual Cash Incentive (Bonus) Awards	Long- Term Equity Incentives	Other Compensation	Total

Mr. Maheswaran President and Chief Executive Officer	13.4%	0.0%	7.6%	77.4%	1.6%	100%
Mr. Chukwu Executive Vice President and Chief Financial Officer	20.9%	0.0%	7.6%	67.3%	4.2%	100%
Mr. Harper Senior Vice President and Chief Strategy Officer	24.0%	0.0%	3.7%	71.6%	0.7%	100%
Mr. Kim Senior Vice President, Worldwide Sales and Marketing	21.4%	0.0%	7.3%	67.5%	3.8%	100%
Mr. Pohlman Executive Vice President and General Manager, Protection, Power and High-Reliability Product Group	19.5%	0.0%	6.8%	70.8%	2.9%	100%
Mr. Vuyyuru (1) Former Senior Vice President and General Manager, Advanced Communications Product Group	21.0%	15.9%	0.0%	59.7%	3.4%	100%
(1)
Effective December 16, 2013, Mr. Vuyyuru's service to and all duties with the Company as its Senior Vice President and General Manager, Advanced Communications Product Group, ended. Mr. Vuyyuru's employment with the Company was terminated on January 1, 2014. In connection with Mr. Vuyyuru's termination, the Company and Mr. Vuyyuru entered into the Severance and Release Agreement, pursuant to which Mr. Vuyyuru received severance benefits that included a lump sum payment of $217,500.

Annual Salary

Annual salaries are intended to provide a base level of compensation to executive officers for serving as the senior management of the Company and are paid to our executives in recognition of the skills, experience and day-to-day contributions the executive makes to the Company. Salaries for our NEOs are generally reviewed by the Compensation Committee on an annual basis. Each review does not necessarily result in an adjustment. However, as deemed necessary at any time to ensure ongoing market competitiveness in annual salary as an element of total compensation, the Compensation Committee may elect to provide for adjustments in annual salary. In setting annual salary, the Compensation Committee considers the performance of the executive, the executive's contribution to overall Company performance, the tenure of the executive, prior changes to the executive's compensation, internal equity, and compensation levels at our Peer Group for comparable positions. For newly-hired executives, the Compensation Committee also considers the executive's compensation history and the compensation required to attract the executive to the Company. There is no specific weighting applied to any of these factors in setting annual salaries and the process ultimately relies on the subjective exercise of the Compensation Committee's judgment. It is the goal of the Compensation Committee to establish executive officers' annual base salaries at approximately the median for equivalent positions within our Peer Group. For fiscal year 2014, the actual base salaries were generally below the medians of our Peer Group.

All of the NEOs received annual salary increases in fiscal year 2014:

Named Executive Officer	FY13 Annual Salary	FY14 Annual Salary	Percent Increase	Rationale for Increase

Mr. Maheswaran	$520,000	$550,000	6%	Increased responsibility due to Gennum acquisition and Company growth, and base salary in relation to other CEOs in Peer Group
Mr. Chukwu	300,000	325,000	8%	Increased responsibility due to integration of the Gennum financial management, and the growth of the Company
Mr. Harper	250,000	300,000	20%	Increased responsibility due to the Gennum acquisition and management of Snowbush
Mr. Kim	280,000	310,000	11%	Increased responsibility due to adding the management and direction of all marketing and sales of the Gennum acquisition
Mr. Pohlman	300,000	315,000	5%	Increased responsibility due to adding Power Management, continued superb performance and leadership in maintaining Protection gross margins and revenue in the face of strong competition
Mr. Vuyyuru (1)	250,000	290,000	16%	Increased responsibility due to promotion to General Manager of the Advanced Communications Products Group
(1)
Effective December 16, 2013, Mr. Vuyyuru's service to and all duties with the Company as its Senior Vice President and General Manager, Advanced Communications Product Group, ended. Mr. Vuyyuru's employment with the Company was terminated on January 1, 2014. In connection with Mr. Vuyyuru's termination, the Company and Mr. Vuyyuru entered into the Severance and Release Agreement, pursuant to which Mr. Vuyyuru received severance benefits that included a lump sum payment of $217,500.

Annual Cash Incentive (Bonus) Awards

Annual cash incentive (bonus) awards are designed to motivate executive officers to achieve certain strategic, operational, and financial goals which can be evaluated on an annual basis. Bonus plan goal setting is done as part of the annual fiscal year business planning activity of the Company. Company business goals are established at the beginning of each fiscal year by an interactive process between the Board and management. The end result of this annual business planning process is the Company's fiscal year Annual Business Plan ("ABP"), which is approved by the Board at its first regular meeting in the applicable fiscal year.

Following adoption of the fiscal year ABP, the Compensation Committee, in consultation with the Board, selects one or more specific goals from the ABP that are determined by the Compensation Committee to be key for the growth and success of the Company in the applicable fiscal year and beyond. The goals are selected so that, in the best judgment of the Compensation Committee in light of available business intelligence, forecasts and projections, superior performance will be required to achieve the goals. The selected goals are then incorporated into the annual cash bonus plan for the CEO, and a subset of those goals is selected as the basis for the cash bonus plan for the other executive officers. This approach results in having a consistent financial performance target apply broadly for bonus purposes from the senior executive level to the middle management and functional professional employees serving the Company. The bonus plans are adopted and approved by the Compensation Committee at its first regular meeting in the applicable fiscal year in concert with adoption of the ABP.

The ABP financial goals to be used for bonus purposes are established on a non-GAAP basis to exclude from the applicable financial measure as reported for purposes of our financial statements items such as stock option expense, legal expenses relating to securities litigation, restructuring costs, amortization of intangibles, and other non-recurring items. The Compensation Committee believes that the excluded items do not reflect the core operating performance of the Company. The Company reports the exclusions reflected in the calculation of non-GAAP amounts each quarter when it publicly reports its earnings.

Each executive has a target bonus potential that is set as a percentage of annual base salary. That target bonus is set by the Compensation Committee for each executive officer position after considering the responsibilities of that position, the recommendations of management, and the target bonus of equivalent executive positions among our Peer Group. There is no specific weighting applied to any of these factors in setting the target bonus levels and the process ultimately relies on the subjective exercise of the Compensation Committee's judgment. In establishing the levels for our executive officers, the Compensation Committee's approach is to set target bonus levels at a certain percentage of base salary such that, when combined with goals that the Compensation Committee believes are difficult to obtain, the bonus opportunity will motivate and pay for superior performance. For fiscal year 2014, the target annual cash incentive (bonus) opportunities were generally above the median for equivalent positions within our Peer Group so that the total cash compensation opportunity requires above median performance.

Our Executive Bonus Program (excluding CEO)

Our NEOs (other than our CEO) participate in a cash incentive bonus program (referred to herein as the "Executive Bonus Program"). The Executive Bonus Program provides each executive with an opportunity to earn an annual cash bonus based on the Company's performance in relation to certain pre-established annual financial goals as well as the executive's individual performance.

For fiscal year 2014, the target bonus potential (expressed as a percentage of base salary) for each of our NEOs (other than our CEO) was as follows:

Named Executive Officer	Target Bonus as Percentage of Base Salary
Mr. Chukwu Executive Vice President Finance and Chief Financial Officer	80%
Mr. Harper Senior Vice President and Chief Strategy Officer	60%
Mr. Kim Senior Vice President, Worldwide Sales and Marketing	75%
Mr. Pohlman Executive Vice President and General Manager, Protection, Power and High-Reliability Product Group	75%
Mr. Vuyyuru (1) Former Senior Vice President and General Manager, Advanced Communications Product Group	65%
(1)
Effective December 16, 2013, Mr. Vuyyuru's service to and all duties with the Company as its Senior Vice President and General Manager, Advanced Communications Product Group, ended. Mr. Vuyyuru's employment with the Company was terminated on January 1, 2014. Mr. Vuyyuru was not paid a bonus for fiscal year 2014.

Under the Executive Bonus Program, each executive's target bonus for fiscal year 2014 was scored in two major parts. Sixty percent (60%) of the target bonus potential was based on the Company's attainment of a key financial goal for the fiscal year (the "Company Performance Portion") as set by the Compensation Committee at the start of the fiscal year. The remaining forty percent (40%) of the executive's target bonus potential was based on the executive's individual performance for the fiscal year (the "Individual Performance Portion").

The Compensation Committee reserves the right under the Executive Bonus Program to recover, or "claw back," any bonus payment made to an executive in the event the Compensation Committee determines that any fraud or misconduct by the executive caused the Company to file a material restatement of its financial statements. If asserted, the "claw back" would apply to the individual executive whose actions result in or cause need for a restatement and would not affect any other executive's bonus.

Additionally, the Compensation Committee retains broad discretion to adjust (up or down, including withholding entirely) part or all of a proposed bonus payment.

Company Performance Portion of Fiscal Year 2014 Executive Bonuses (excluding CEO)

As described above, the financial goals are established by the Compensation Committee at the start of the applicable fiscal year. For our fiscal year 2014, the key financial performance goal established by the Compensation Committee was non-GAAP operating income. We believe non-GAAP operating income is currently the best measure of the Company's core operating performance, as it reflects the essential results of ongoing base business functions and results without the impact (positive or negative) of extraordinary and non-operational matters. The Compensation Committee believes that non-GAAP operating income, as the metric used for the fiscal year financial performance goal, focuses performance on the parallel objectives of increasing revenue and controlling operating expenses.

The target set for fiscal year 2014 non-GAAP operating income was $171,237,000. In the best judgment of the Compensation Committee in light of available business intelligence, forecasts and projections at the time it established this goal, superior performance would be required to achieve the goal.

The Company's reported fiscal year 2014 non-GAAP operating income was $130,052,000. For bonus purposes, the evaluation of our fiscal year 2014 adjusted non-GAAP operating income performance of $130,052,000 against the fiscal year 2014 goal of $171,237,000 was based on a scoring matrix also established by the Compensation Committee as a part of the fiscal year goal-setting and bonus plan establishment process. For purposes of the fiscal year 2014 Company Performance Portion of the evaluation, the scoring matrix provided for primary calculations as follows:

  (i)
  Non-GAAP operating income at 81% of target paid 65% for the Company Performance Portion
  (ii)
  Non-GAAP operating income at 92% of target paid 80% for the Company Performance Portion
  (iii)
  Non-GAAP operating income at 100% of target paid 90% for the Company Performance Portion
  (iv)
  Non-GAAP operating income at 125% of target or above paid 130% for the Company Performance Portion

Our fiscal year 2014 non-GAAP operating income of $130,052,000 was 76% of the $171,237,000 goal for the year. Based on this result, the Compensation Committee determined that a score of 0% for the Company Performance Portion had been achieved. As a result, no amount was paid to any NEO under the fiscal year 2014 Executive Bonus program for Company Performance.

Individual Performance Portion of Fiscal Year 2014 Executive Bonuses (excluding CEO)

For each executive's Individual Performance Portion of the Executive Bonus Program, the Compensation Committee receives and considers the CEO's subjective managerial assessment of the executive. The CEO evaluates several key executive performance criteria in his overall evaluation of individual executive performance with no specific weight being applied to any one factor. Matters evaluated include:

  (i)
  Performance of the business unit or department the executive is responsible for managing.
  (ii)
  The executive's contributions to achievement of the Company's financial and operational goals and strategic objectives.
  (iii)
  The ability of the executive to lead and develop key subordinates.
  (iv)
  Related individualized and function-specific managerial observations and impressions of executive job performance.

Based on the individual performance assessment, an executive may receive from 0% to 200% of the target for the Individual Performance Portion as recommended by the CEO and approved by the Compensation Committee.

The Individual Performance Portion for each NEO reflects the Compensation Committee's recognition of the additional responsibilities each of the NEOs assumed in fiscal year 2014, their individual performances as assessed by the CEO, and their contributions to the Company's overall operating performance, including the achievement of record annual revenue and cash flow from operations. The CEO's assessment and report to the Compensation Committee on individual NEO achievements in fiscal year 2014 highlighted the following accomplishments:

NAMED EXECUTIVE OFFICER	KEY ACCOMPLISHMENTS
Mr. Chukwu	Key accomplishments: Delivered outstanding performance in fiscal year 2014. Provided financial management to support achieving record revenue and solid gross margins for the year. During second-half business challenges, led the effort to reduce operating expenses to preserve earnings and position the Company for fiscal year 2015. Integrated all Gennum financial management. Took on the responsibility of managing IT and restructured the Enterprise Resource Planning (ERP) project. Has built a strong management team.
Mr. Harper	Key accomplishments: Transitioned to the new role of Chief Strategy Officer. Provided a key interface for the Company to important customers and suppliers. Was able to identify new opportunities, including significant non-recurring engineering funding opportunities, for the Company in fiscal year 2015.
Mr. Kim	Key accomplishments: Led the Company to a record revenue year. Took on responsibility for the Gennum marketing and sales effort, and led that effort to a record revenue year for the Gennum Product Group. Drove the effort in new design wins resulting in record design wins for the Company.
Mr. Pohlman	Key accomplishments: Continues to perform superbly. Took on responsibility for Power Management, and put in place an impressive list of new Power products for fiscal year 2015. Delivered numerous new products in Protection. Managed to maintain Protection margins and revenue with solid strategy and new products in spite of strong competition.

After consideration of the factors and accomplishments described above, the Committee approved the following Individual Performance Factors: Mr. Chukwu – 113%; Mr. Harper – 63%; Mr. Kim – 113%; and Mr. Pohlman – 113%.

Total Fiscal Year 2014 Executive Bonus Payments (excluding CEO)

The combination of the Company Performance Portion and the Individual Performance Portion for each NEO resulted in the following bonus payments to the NEOs for fiscal year 2014 under the Executive Bonus Program:

NAMED EXECUTIVE OFFICER	TARGET BONUS	ACHIEVED BONUS
Mr. Chukwu	$260,000	$117,000
Mr. Harper	$180,000	$45,000
Mr. Kim	$232,500	$104,625
Mr. Pohlman	$236,250	$106,313
Mr. Vuyyuru	$188,500	$0
(1)
Effective December 16, 2013, Mr. Vuyyuru's service to and all duties with the Company as its Senior Vice President and General Manager, Advanced Communications Product Group, ended. Mr. Vuyyuru's employment with the Company was terminated on January 1, 2014. He received no executive bonus payment for fiscal year 2014.

CEO Bonus Plan

In June 2008, the Compensation Committee implemented an annual cash incentive (bonus) plan for our CEO (the "CEO Bonus Plan"), which remained in place for fiscal year 2014. The CEO Bonus Plan was established in recognition of the unique role of the CEO and the desire to provide him an incentive to achieve additional goals that are not measured in the Executive Bonus Program. Under the CEO Bonus Plan, the CEO has a target bonus potential expressed as a percentage of base salary, which the CEO is eligible to receive based on the achievement of certain absolute and relative financial goals and on the Board's assessment of the CEO's overall performance. The CEO Bonus Plan provides that, depending on performance, the bonus payout in any year may range from 0% to 200% of the CEO's annual base salary. Like our Executive Bonus Program, the CEO Bonus Plan also contains a "claw back" right for the Company to recover any bonus payment made to the CEO in the event the Compensation Committee determines that any fraud or misconduct by the CEO caused the Company to file a material restatement of its financial statements.

For fiscal year 2014, the target bonus for Mr. Maheswaran, our CEO, was 125% of his annual base salary. The CEO Bonus Plan contained four weighted factors: (i) Operating Income performance; (ii) Net Revenue Growth (year-over-year); (iii) Earnings Per Share ("EPS") Growth and Net Revenue Growth as compared to the CEO Bonus Peers (defined below); and (iv) the evaluation of the CEO's individual performance by the Board of Directors. These factors and their weighting are described below:

•
Operating Income Performance – 35% of the CEO's bonus was based on the Company's attainment of non-GAAP operating income goals. This portion of the CEO Bonus Plan is calculated in the same manner and per the same guidelines and method of determination as the Company Performance Portion of the Executive Bonus Program as discussed above.

•
Net Revenue Growth – 25% of the CEO's bonus was based on net revenue growth goals. Attainment of this portion of the CEO Bonus Plan is calculated using the following formula (provided the resulting percentage cannot be greater than 200% or less than 0%):

Attainment Percentage	=	100% multiplied by	(fiscal year 2014 Net Revenue minus prior fiscal year 2013 Net Revenue) (Net Revenue from the 2014 Annual Business Plan minus prior fiscal year 2013 Net Revenue)
•
EPS and Net Revenue Growth compared to CEO Bonus Peers – 20% of the CEO's bonus was based on the Company's achievements in net revenue growth and EPS growth, as measured relative to such growth at the following companies (collectively, the "CEO Bonus Peers"), which were selected and established as the CEO Bonus Peers by the Compensation Committee at the start of fiscal year 2014:

    Fairchild Semiconductor International, Inc.; Integrated Device Technology, Inc.; Intersil Corporation; IXYS Corporation; Linear Technology Corporation; Maxim Integrated Products, Inc.; Microsemi Corporation; Monolithic Power Systems, Inc.; ON Semiconductor Corporation; and Texas Instruments Incorporated.

All of the CEO Bonus Peers remained the same from fiscal year 2013 except that Micrel, Incorporated was replaced by IXYS Corporation.

The Compensation Committee determined that it was appropriate to use a different set of companies for CEO Bonus Plan purposes as compared to the Peer Group used generally for compensation comparisons identified above. These fiscal year 2014 CEO Bonus Peers were specifically selected for use to measure our CEO's performance based on similarities to the Company in terms of industry focus, business unit product lines, business characteristics, and status as a competitor of the Company in whole or in material part. The selected group of companies establishes an industry-representative set of directly competitive companies, and the Compensation Committee believes that comparison to and measurement against the performance of the CEO Bonus Peers provides a meaningful performance incentive to Mr. Maheswaran. Attainment of this portion of the CEO Bonus Plan is calculated by reference to the following chart indicating the level of Company performance and the corresponding percentage of attainment:

Net Revenue Growth Relative to CEO Bonus Peers	Earnings Per Share Growth Relative to CEO Bonus Peers	Percentage of Attainment
Below 50th percentile	Below 50th percentile	0%
Below 50th percentile	50th percentile or better	50%
50th percentile or better	Below 50th percentile	50%
At or above 50th percentile but below 75th percentile	At or above 50th percentile but below 75th percentile	100%
75th percentile or better	At or above 50th percentile but below 75th percentile	150%
At or above 50th percentile but below 75th percentile	75th percentile or better	150%
75th percentile or better	75th percentile or better	200%
•
Board of Directors CEO Performance Evaluation – 20% of the CEO's bonus is based on the assessment by the Board of Directors (excluding the CEO) of the CEO's overall performance and leadership. The Board evaluates the CEO's individual performance in five major categories:

  1.
  Strategy – including establishment of, and attainment in relation to, annual and longer range strategic objectives.

  2.
  Operations – including overall operational effectiveness and results, measured in part by factors such as effectiveness in research and development spending, costs of quality, and revenue per employee metrics.

  3.
  Finance and Human Capital – including overall quality, transparency and accuracy of financial reporting both external and to the Board, and overall employee morale, retention rates, and motivation.

  4.
  Board Relations – including overall level, frequency, availability, and materiality of interactions with and reports to the Board of Directors in his capacity as CEO.

  5.
  Stockholder Relations and Value – including analyst, investor, and overall market assessment of the Company as an industry leader and high quality investment.

Evaluation of the CEO's individual performance by the Board involves, by its nature, subjective judgments made in good faith, in considering factors that are included in and relevant to the major categories noted above. The Board considers all of these factors to be equally weighted in making its evaluation.

The Chairman of the Board provides the summarized results of this annual evaluation to the Compensation Committee. The Compensation Committee considers the evaluation report and establishes an award from 0% to 200% of the target attributable to this factor.

As noted above for the Executive Bonus Program, the Compensation Committee retains broad discretion (up or down, including withholding entirely) part or all of a proposed bonus payment to the CEO.

Fiscal Year 2014 CEO Bonus Plan Targets and Results

Operating Income Performance – The non-GAAP operating income goal and scoring matrix for the CEO Bonus Plan is the same as that set forth for the Executive Bonus Program described above under "Annual Cash Incentive (Bonus) Awards – Company Performance Portion of Fiscal Year 2014 Executive Bonuses (excluding CEO)." For fiscal year 2014, the non-GAAP operating income goal was set at $171,237,000 as a part of the ABP process. At the time the fiscal year 2014 non-GAAP operating income goal was set, the Compensation Committee's judgment was that this goal would be difficult to achieve. For fiscal year 2014, the non-GAAP operating income achieved was $130,052,000, resulting in no payout for this portion of the CEO Bonus Plan. This element of Mr. Maheswaran's bonus was consistent with bonus payments to our other executives in relation to non-GAAP operating income performance in fiscal year 2014 under the Executive Bonus Program.

Net Revenue Growth (Year-over-Year) – The net revenue goal established by the Board in the fiscal year 2014 ABP was $656,000,000. The Compensation Committee believed that, in the general economic environment at the time the net revenue growth goal was being established, with the global business forecasts available to us, and with the forward forecasts being made by our peers, achieving that specified level of net revenue would be very difficult. The net revenue for fiscal year 2014 was $595,000,000, which resulted in a payout for this portion of 20.8% of the CEO's target bonus opportunity.

Performance Relative to CEO Bonus Peers based on EPS Growth and Net Revenue Growth – This portion of the CEO Bonus Plan is based on a combination of comparative net revenue growth and EPS growth. Our EPS growth year-over-year, measured on a percentage basis, was at the 11th percentile of the CEO Bonus Peers. The Company's net revenue growth for the full fiscal year 2014 was an increase of 2.8% year-over-year. This net revenue growth performance was at the 90th percentile of the CEO Bonus Peers. The combined performance on net revenue growth and EPS growth resulted in a bonus payout of 50% of the target amount for this portion of the CEO Bonus Plan.

Board of Directors CEO Individual Performance Evaluation – The Board evaluated the CEO's performance as superior for fiscal year 2014. In addition to the specific evaluation factors described above, the Board considered the Company's achievements realized in fiscal year 2014 under the CEO's leadership including achieving record revenue, the CEO's effective efforts in strengthening the Company's senior executive team, and the successful integration of the Gennum acquisition. The Board also considered the CEO's response to the global economic challenges that have affected the Company and our industry in general and recognized the prompt and decisive action taken by the CEO with the Board's approval in the fourth quarter to strategically reassess and realign the business groups of the Company for future success. Based on the Board's evaluation, the Compensation Committee established an individual performance factor of 150% of the target amount for this portion of the CEO Bonus Plan.

CEO Bonus Payment for Fiscal Year 2014

Based on the established goals and the results described above, for fiscal year 2014, Mr. Maheswaran received a total payout under the CEO Bonus Plan of $310,750 (or 45% of his overall target bonus amount). The Compensation Committee did not exercise any discretion as to the amount.

Equity Incentive Awards

The Compensation Committee believes that equity incentive awards serve to align the interests of executives with those of the Company's stockholders, motivate executives to create and sustain value in the Company over a longer term than cash bonus awards (which are typically paid on a short-term, or annual, basis), and encourage our executives to avoid taking excessive risks that might have a significant short term or prolonged negative impact on our stock price. The equity award vehicles used in fiscal year 2014 were:

  •
  stock options

  •
  time-based restricted stock unit awards

  •
  performance-based restricted stock units

  •
  restricted stock units granted to help our executives satisfy our executive stock ownership guidelines

All equity incentive awards have some multi-year vesting or measurement period component. Generally, the periods are three or four years. This multi-year element serves as a significant "holding period" in terms of requiring the executive to retain the underlying equity interest until some future date following the grant date of the award. The Compensation Committee believes that the inclusion of this vesting period component further aligns the long-term interests of the executive with the long-term interests of the Company's stockholders and functions as a retention incentive for the executive. In granting equity awards, the Compensation Committee considers the individual's performance, the executive's contribution to overall Company performance, the tenure of the executive, internal equity, the expense to the Company for equity grants under applicable accounting standards, equity expense measured as a percentage of operating income, the potential dilutive effect such grants may have on existing stockholders, third party equity award run rate evaluation factors, and, for our CEO, the accumulated wealth prior equity awards have created. The Compensation Committee also considers the value of such awards in comparison to awards to comparable executives within our Peer Group. There is no specific weighting applied to any of these factors and the process ultimately relies on the Compensation Committee's judgment. The grant-date value of equity-based incentives granted to our NEOs during fiscal year 2014, while determined on an individual basis, is intended to generally be positioned above the median for executives in equivalent positions within our Peer Group.

The Compensation Committee believes that its equity award objectives can be best met by granting a mix of stock options, time-based restricted stock units, and performance-based restricted stock units. Stock options deliver no actual compensation to an executive unless there is an increase in the stock price above the exercise price of the option as set on the grant date of the option award (which is equal to the closing price of the Company's common stock on the applicable grant date). Stock option awards that vest over time (multiple-year vesting schedules) serve to align the interests of the executive with the interests of Company's stockholders in growing the stock price of the Company, as the options will only have value if the fair market value of the Company's stock appreciates above the exercise price of the options. Time-based restricted stock units also provide an incentive to the executive to grow the stock price of the Company, since the ultimate value of the award will depend on our stock price. Unlike stock options, however, the time-based restricted stock units retain some value even in the event of an economic downturn or other event that may result in a decrease in the stock price. As a result, we believe time-based restricted stock units serve to keep the executive engaged and motivated to preserve stockholder value and to work to recover from any downturn. In addition, the time-based restricted stock units serve as a retention incentive over the multi-year vesting period. Performance-based restricted stock units provide an incentive for longer-term performance, with the actual payout to the executive depending both on achieving specified financial performance goals over a three-year period and on the change in the Company's stock price over that period. The Compensation Committee believes that a balance of these three types of equity awards provides the best incentive to executives to create growth in stockholder value.

The Compensation Committee believes that generally more than half of our annual restricted stock unit awards should be performance-based, with the remainder being time/service-based. This distribution between performance and time-based vesting is intended to provide complimentary motivations for performance, giving the executive the ability to secure benefits both in nearer term (i.e., annual vesting) as well as at the end of multi-year (i.e., performance-based) periods.

In fiscal year 2014, allocation of the value of the annual equity awards which are performance-based (stock options and performance-based restricted stock unit awards) compared to equity awards which are service-based (time-based restricted stock unit awards and executive ownership restricted stock unit awards), valued as of the grant date, were as follows:

Executive	Fiscal Year 2014 Annual Performance-Based Equity Grants	Fiscal Year 2014 Annual Service-Based Equity Grants

Mr. Maheswaran	89%	11%

Mr. Chukwu	65%	35%

Mr. Harper	67%	33%

Mr. Kim	68%	32%

Mr. Pohlman	67%	33%

Mr. Vuyyuru (1)	65%	35%

(1)
Effective December 16, 2013, Mr. Vuyyuru's service to and all duties with the Company as its Senior Vice President and General Manager, Advanced Communications Product Group, ended. Mr. Vuyyuru's employment with the Company was terminated on January 1, 2014.

Non-Qualified Stock Options

The Compensation Committee believes stock option grants are a useful tool to motivate executives to focus on overall corporate performance over the long-term and to align their interests with those of our stockholders. This occurs because our stock option grants provide economic value to our executives only if our stock price increases from the date of the grant to the date the stock option is exercised and the stock is sold. Generally, stock option grants to our NEOs vest annually over a three-year period measured from the date of grant and in all events will terminate six years from the date of grant, subject to earlier termination in connection with a termination of the executive's employment.

Restricted Stock Unit Awards

The Compensation Committee believes that grants of time-based restricted stock unit awards are particularly useful to motivate executives to avoid undue risk and to align their interests with those of our stockholders, since our grants of restricted stock unit awards have intrinsic economic value which correlates directly to our stock price. Thus, the value of a restricted stock unit award can go up or down depending on the changes to our stock price over time. While restricted stock unit awards will always have some intrinsic value as long as our stock remains marketable, we believe our executives are motivated to seek to increase the intrinsic value through Company performance that is reflected in favorable and sustainable increases in our stock price. We believe that actions or business decisions carrying risks that might reduce our stock price are discouraged by the correlation between the intrinsic value of these awards and the growth of our stock price. Our restricted stock unit awards represent a contingent right to receive one share of our common stock or, in the Compensation Committee's discretion, the payment of cash for each unit in an amount equal to the fair market value of our common stock. Restricted stock unit awards granted to our NEOs vest annually over three years from the date of grant, subject to the executive's continued employment with the Company.

Performance-Based Restricted Stock Units

Our restricted stock unit awards that are subject to performance-based vesting conditions ("Performance-Based Units") vest only upon achievement of certain goals related to cumulative net revenue and cumulative operating income achieved over an applicable three-year fiscal year performance period and measured on a non-GAAP basis, as described above. The applicable target goals are set such that a heavier weighting is assigned to operating income than to net revenue, in that the Compensation Committee seeks to motivate executive officers to ensure that revenue gains translate into significant operating income. The cumulative three-year revenue and income goals are set in advance of the applicable three-year performance period, and are set at levels that the Compensation Committee has determined at the time of award will be challenging to attain based on all then available business intelligence, forecasts and projections. The Compensation Committee believes that this structure functions as a tool to motivate our executives to focus on sustained and increasing long-term multi-year revenue and income growth. As noted above, the applicable three-year goals are set based on factors and assumptions made as of the time of award. Goals for a particular fiscal year may differ depending on the year in which the related award was granted. For example, if an award was granted in fiscal year 2011 with three years of performance targets, the target for fiscal year 2013 for that award might be different than the target for fiscal year 2013 relating to an award that was granted in fiscal year 2012.

The number of Performance-Based Units subject to an award that are eligible to vest will range from 0% to 200% of the original target number of units subject to the award, depending on the actual revenue and operating income generated by the Company compared to target levels in the given three fiscal year performance period applicable to the award. If the applicable performance goals are met, one-half of any vested Performance-Based Units will be payable in an equal number of shares of the Company's common stock, and the remaining half will be payable in cash, based on the closing price of the Company's common stock on the last day of the performance period. Performance-Based Units granted to our NEOs vest three years from the date of grant, subject to the Company's attainment of the applicable performance goals and the executive's continued employment with the Company.

Fiscal Year 2014 Equity Incentive Awards

In February 2013, the Compensation Committee granted our NEOs stock options, restricted stock units and Performance-Based Units covering the number of shares of our common stock set forth in the table.

Executive	Non-qualified Stock Options	Restricted Stock Units	Performance-based Restricted Stock Units

Mr. Maheswaran	44,000	15,000	75,000

Mr. Chukwu	13,000	15,000	15,000

Mr. Harper	10,000	11,700	14,000

Mr. Kim	12,000	13,000	15,000

Mr. Pohlman	13,000	15,000	17,000

Mr. Vuyyuru (1)	10,000	11,700	12,000

(1)
Effective December 16, 2013, Mr. Vuyyuru's service to and all duties with the Company as its Senior Vice President and General Manager, Advanced Communications Product Group, ended. Mr. Vuyyuru's employment with the Company was terminated on January 1, 2014.

Vesting of 2012-2014 Performance-Based Restricted Stock Unit Awards

The three-year fiscal period ending with completion of our fiscal year 2014 (fiscal years 2012-2014) completed the performance measurement period applicable to Performance-Based Unit awards granted to our executive officers at the beginning of our fiscal year 2012. The fiscal year 2012 through fiscal year 2014 cumulative net revenue and operating income performance, compared against the targets that were set at the time those awards were issued, resulted in vesting of units at the 88% level of the original target level. The cumulative net revenue target for fiscal year 2012 through fiscal year 2014 was $1,692,000,000, and our actual net revenue achieved for this period was $1,654,900,000. The cumulative non-GAAP operating income target for fiscal year 2012 through fiscal year 2014 was $505,000,000, and our actual non-GAAP operating income for this period was $403,700,000. The applicable targets were set at the start of fiscal year 2012 based on assumptions made at the time of grant of the award. No adjustment, revision, or other discretionary remedy was applied at any time during the three fiscal year measurement period to override the end result of the actual three-year Company performance. The Compensation Committee believes that this three-year fiscal year 2012-2014 result reflects the true "pay for performance" basis and intent of these Performance-Based Units.

Executive Ownership Restricted Stock Units

As described below under "Other Compensation Policies – Stock Ownership Guidelines," the Compensation Committee adopted stock ownership guidelines for our executive officers. To help our executives achieve the level of executive stock ownership targeted by the Compensation Committee under our stock ownership guidelines, the Compensation Committee has granted Executive Ownership Restricted Stock Units to certain of our executives. The Compensation Committee believes that these grants further the Compensation Committee's goal of aligning executives' interests with those of our stockholders by rewarding executives for long-term performance and requiring long-term holding of the underlying equity. The Compensation Committee currently intends to grant Executive Ownership Restricted Stock Units on an annual basis, as necessary, to our executive officers, other than the CEO (for whom a different multiple of annual salary applies as the guideline), in an amount equal to 20% of the executive's then current annual base salary, so that after five years such executive will have met the goal of equity ownership in an amount approximately equal in value to the executive's annual salary, as set forth in the stock ownership guidelines. The Company's stock ownership guidelines provide that the CEO should acquire and maintain a level of equity ownership of the Company that has a value approximately equal to three times (3x) his annual salary. The vested portion of the Executive Ownership Restricted Stock Units is generally payable only six months after the executive's employment with the Company terminates. Executive Ownership Restricted Stock Units granted to NEOs in fiscal year 2014 vest on the fourth anniversary of the date of grant. Vesting is subject to and contingent on the executive's continued employment with the Company through the applicable vesting date.

In fiscal year 2014, an amount of 1,700 Executive Ownership Restricted Stock Units were granted to each of Charles E. Harper and Sameer Vuyyuru in order to bring them into compliance with the Company's stock ownership guidelines for executive officers. Mr. Vuyyuru's service with the Company as its Senior Vice President and General Manager, Advanced Communications Product Group, ended effective December 16, 2013, and his employment with the Company was terminated on January 1, 2014. For more information regarding the equity awards granted to the NEOs during fiscal year 2014, see the "Grants of Plan-Based Awards in Fiscal Year 2014" table and the accompanying narratives in this Proxy Statement.

Timing of and Policies for Equity Awards

• General Procedures: The Compensation Committee sets an annual meeting schedule in advance of each fiscal year. Regular scheduled meetings of the Compensation Committee are put on the calendar at that time. Equity awards will only be approved at such regularly scheduled meetings of the Compensation Committee, unless the full Board of Directors authorizes the Compensation Committee to approve equity awards at another meeting held during the fiscal year. Authority for awarding equity awards is retained exclusively by the Compensation Committee, and may not be delegated to any member of management, or any other committee. Equity awards will not be approved at any time by written consent.

• New Hire Grants: The grant date of awards to newly-hired executive officers and employees is the date of the next regularly scheduled meeting of the Compensation Committee following the date of hire (provided such meeting is more than two weeks following the date of hire), on approval of such award by the Compensation Committee at such meeting. The exercise price of all new hire stock options (as well as all other grants of stock options) equals the closing price of our common stock on the grant date.

• Annual Grants: The Compensation Committee approves the annual equity award grants to our executive officers and employees at applicable regularly scheduled meetings of the Compensation Committee held during the fiscal year. All annual equity awards are presented for approval at the regularly scheduled Compensation Committee meetings as follows:

  •
  For executive officers – the first regularly scheduled meeting held in the first quarter of the fiscal year.

  •
  For all other employees – the regularly scheduled meeting held in the third quarter of the fiscal year.

• Other Grants: Other grants may be made at regularly scheduled meetings of the Compensation Committee to employees other than executive officers. Such grants may be made in connection with a promotion, special recognition, employee retention, or other bases per managerial or supervisory recommendation. All such other grants are presented to the Compensation Committee with a recommendation from the Chief Executive Officer and Senior Vice President Human Resources. The Compensation Committee retains final discretion as to whether any such recommended equity awards will be made.

CEO Special Performance Long-Term Incentive Award

The Compensation Committee made a special equity award grant to our CEO early in fiscal year 2015. This award will appear in the Summary Compensation Table in the Proxy Statement filed in 2015 that includes compensation data for fiscal year 2015 as described.

In January 2014, the Board and Mr. Maheswaran discussed the Company's accomplishments, future plans for the Company, and Mr. Maheswaran's personal plans. During the discussion, the Board considered the Company's performance and achievements over the last several years, notably its outperformance of peers on revenue growth and, except for fiscal year 2014, non-GAAP operating income growth, the successful execution of two major acquisitions, and the receipt of several industry awards including the award from the Global Semiconductor Alliance in 2013 for "Best Financially Managed Semiconductor Company achieving greater than $500 million in annual sales." The Board also considered the current business environment, the recent restructuring of the Company's operations, and the decrease in the Company's stock market valuation during the second half of 2013.

As a result of the Board's subsequent deliberations, the decision was made to provide Mr. Maheswaran a long-term performance incentive plan under which achievement of payout targets would be based solely on a significant increase in the Company's total shareholder return as determined by growth in the share price of the Company. The Board determined that such a plan would be in the best interests of the Company's stockholders by providing Mr. Maheswaran an incentive tied directly to total shareholder return and encouraging his long-term commitment to the Company. The Board directed the Compensation Committee to recommend to the full Board a new incentive plan with the features desired by the Board.

At its first meeting in fiscal year 2015, the Compensation Committee proposed a special Performance-Based Unit award with respect to 220,000 shares of the Company's common stock to Mr. Maheswaran (the "Special CEO Award") under the Company's 2013 Long-Term Equity Incentive Plan (the "2013 Plan"). The Board approved the Special CEO Award on February 26, 2014. Mr. Maheswaran did not participate in the Board's consideration and approval of the Special CEO Award.

Vesting of the Special CEO Award was structured such that vesting would only occur if the Company's stock price were to reach specified levels in excess of the stock price on the day of the grant. Specifically, the Special CEO Award is eligible to vest during the period commencing February 26, 2014 and ending February 26, 2019 (the "Performance Period") as follows: 30% of the restricted stock units covered by the Special CEO Award will vest if, during any consecutive 120-day calendar period that commences and ends during the Performance Period, the average per-share closing price of the Company's common stock equals or exceeds $35.00; and the Special CEO Award would vest in full if, during any consecutive 120-day calendar period that commences and ends during the Performance Period, the average per-share closing price of the Company's common stock equals or exceeds $40.00. The Special CEO Award would also vest if a majority change in control of the Company occurs during the Performance Period and, in connection with such event, the Company's stockholders become entitled to receive per-share consideration having a value equal to or greater than $40.00. Any restricted stock units subject to the Special CEO Award that do not vest during the Performance Period will terminate as of the last day of the Performance Period. In addition, if Mr. Maheswaran's employment with the Company terminates, any then unvested restricted stock units subject to the Special CEO Award will terminate.

The Compensation Committee and the Board of Directors believe that the Special CEO Award is in the best interests of the Company and its stockholders as it further aligns Mr. Maheswaran's interests with those of stockholders. The Special CEO Award provides the opportunity for Mr. Maheswaran to earn approximately $2.3 million by achieving an increase in stockholder value of approximately $700 million within the five-year Performance Period applicable to the award (based on 30% of the total number of restricted stock units subject to the award becoming vested at a per-share price of the Company's common stock equal to $35.00, as described above). This incentive would represent approximately 0.33% of the increase in total stockholder value from the date of the award. Mr. Maheswaran will have the opportunity to additionally earn approximately $6.16 million by achieving a total increase in stockholder value of approximately $1 billion within the five-year Performance Period applicable to the award (based on the additional 70% of the total number of restricted stock units subject to the award becoming vested at a per-share price of the Company's common stock equal to $40.00, as described above). If Mr. Maheswaran earns the full award, it would represent an incentive of approximately 0.85% of the total increase in stockholder value from the date of the award.

Other Compensation

Perquisites And Benefits

During fiscal year 2014, we did not provide any significant perquisites to our NEOs. The Company provides our NEOs with certain benefits at the same level and offering made available to our other employees generally, including participation in our 401(k) retirement plan, health care plans, life insurance plans, and other welfare benefit programs. The Company also reimburses each NEO for the cost of an annual physical exam. The Compensation Committee believes that this benefit helps protect the health of the executive team at a relatively small cost to the Company.

In addition to the standard benefits offered to all of our employees generally, our U.S.-based executives and other employees who are specifically approved by the Compensation Committee are eligible to participate in our Deferred Compensation Plan, which allows our executives to elect to defer annual salary and/or bonus income. The Deferred Compensation Plan is unfunded and unsecured, however the Company maintains life insurance policies on the lives of certain current and former participants in the plan, the benefit and accrued value of which is intended to cover a majority of the plan's accrued liability. The Company matches, on a dollar-for-dollar basis, up to the first 20% of employee base salary contributions for our CEO, our Chief Financial Officer and our General Counsel, up to the first 15% for participants at the Vice President level, and up to the first 10% for all other participants. We believe that providing the NEOs with this deferred compensation opportunity is a cost-effective way to permit executives to receive the tax benefits associated with delaying income tax on the compensation deferred, even though the related deduction for the Company is also deferred. For more information on our Deferred Compensation Plan, please see "Non-Qualified Deferred Compensation Plan-Fiscal Year 2014" in this Proxy Statement.

Severance

The Compensation Committee evaluates the level of severance benefits, if any, to be provided to an NEO on a case-by-case basis. Currently, Mr. Maheswaran is our only NEO covered by an agreement with the Company that provides for severance benefits outside the context of a change in control transaction.

At the time Mr. Maheswaran was hired in 2006, the Compensation Committee determined that providing him with certain severance protections was a material inducement to attracting him to the Company and was appropriate in light of his position within the Company, his overall compensation package and the post-employment restrictions he would be subject to after he may no longer be working for the Company. Pursuant to the terms of his original employment offer letter from March 2006, as amended (the "Offer Letter"), in the event Mr. Maheswaran's employment with us is terminated for reasons other than death, disability or "cause," or if he terminates his employment for "good reason" within 30 days of an event giving rise to good reason, he will be entitled to 12 months of his annual salary, and 12 months continued welfare plan (medical, dental, life and long-term disability insurance) coverage. The terms "cause" and "good reason" are defined in the Offer Letter. These severance benefits are contingent on Mr. Maheswaran's execution of a release agreement which, among other things, releases the Company from liability relating to his employment and the termination of his employment.

Severance and Release Agreement with Mr.Vuyyuru

On December 18, 2013 the Company announced that Mr. Vuyyuru's service to and all duties with the Company as Senior Vice President and General Manager, Advanced Communications Product Group, ended effective December 16, 2013. Further, the Company reported that Mr. Vuyyuru's employment with the Company would end effective January 1, 2014. In connection with the termination of Mr. Vuyyuru's employment, the Company entered into a severance and release agreement (the "Severance and Release Agreement") with Mr. Vuyyuru, the terms of which became effective on January 7, 2014. The Severance and Release Agreement provides that Mr. Vuyyuru will be entitled to the following severance benefits in connection with his termination of employment: (i) a lump sum payment of $217,500; and (ii) payment by the Company of COBRA premiums for six months if Mr. Vuyyuru elects COBRA continuation coverage under the medical and/or dental and/or vision plans in which he was enrolled at his date of termination of employment. This agreement was negotiated with Mr. Vuyyuru, and the Company determined that these payments and benefits were appropriate in light of his service to the Company and to secure a release of claims in its favor.

For more information on these arrangements, see "Potential Payments on Termination or Change in Control" elsewhere in this Proxy Statement.

Change in Control Benefits

Equity Plan Change in Control Benefits

Under the terms of our stockholder approved equity incentive plans, if there is a change in control of the Company and the successor entity does not assume the obligation for the stock options or other equity-based awards, or the awards do not otherwise remain outstanding after the transaction, then most unvested stock options and other equity based awards (other than Performance-Based Units, described below) will become fully vested as a result of the transaction. If the successor entity does assume the obligation for stock options or other equity-based awards in the change in control transaction, then in the event of a loss of employment within 12 months following a "change in control," due to termination of employment by the Company without "cause" or a "constructive termination" of the participant (as those terms are defined in the applicable plan), certain then unvested stock options and other equity based awards (but not including Performance-Based Units and other restricted stock units granted under the 2008 Plan) will become fully vested.

For our Performance-Based Units, on a "change in control," if the surviving entity does not assume or continue the applicable award in effect per its original terms, the performance period will terminate immediately prior to such event and the number of units that vest will be determined. To determine the number of units that will vest in such event, the applicable performance goals are pro-rated to reflect the shortened performance period, then the Company's actual performance in the shortened period is determined and evaluated against the adjusted performance goals.

Deferred Compensation Plan

Our Deferred Compensation Plan provides for vesting of account balances attributable to Company matching contributions on involuntary termination of employment within 18 months of a change in control.

2011 Change in Control Plan

During fiscal year 2011, the Compensation Committee established, and the Board of Directors adopted and approved, the Company's Executive Change In Control Retention Plan (the "Change in Control Plan"). The Compensation Committee determined that implementing the Change in Control Plan was in the best interests of the Company and the stockholders in order to provide additional retention incentives to the selected executive officers and to encourage them to remain employed with the Company during an important time when their prospects for continued employment following a change in control transaction are often uncertain. Our CEO, Mr. Maheswaran, does not participate in the Change in Control Plan.

The Change in Control Plan is designed to provide incentives for executive officers to remain with the Company and to exert maximum efforts for the Company's success even in the face of a potential "Change in Control" (as defined in the Change in Control Plan). The Compensation Committee is the administrator of the Change in Control Plan and either the Compensation Committee or the Board determines which individual executive officers will be covered by the Change in Control Plan.

A more detailed description and discussion of the Change in Control Plan is found below in this Proxy Statement in the report on Executive Compensation, under the heading "Potential Payments on Termination or Change in Control." The basic benefits provided to a covered executive under the Change in Control Plan include:

• At Change in Control – (i) all outstanding time-based equity awards vest in full; and (ii) performance-based awards are prorated and the vesting amount is determined based on the period of performance up to the end of the last Company fiscal year before the Change in Control. Unvested performance-based awards terminate at the Change in Control.

• Qualifying Loss of Employment After Change in Control – Contingent upon the executive signing a release agreement, benefits include: (A) one times the greater of the executive's target bonus for either (i) fiscal year of termination or (ii) fiscal year before year in which termination occurs; (B) one times the executive's annual base salary; and (C) reimbursement for up to 12 months of medical benefits continuation premiums.

The Change in Control Plan does not provide for any excise tax gross-ups. Instead, the Change in Control Plan generally provides that if the "golden parachute" tax rules would prevent the Company from recognizing a deduction with respect to the full Change in Control Plan benefits that otherwise would be paid to a covered executive, the covered executive's benefits will be reduced to the extent necessary to place the Company in the same economic position it would have been in had the Company been able to recognize a deduction.

Unless extended by the Board of Directors, the Change in Control Plan will automatically terminate on September 28, 2015, unless September 28, 2015 is during a Change in Control Window (as defined in the Change in Control Plan). In that case, the Change in Control Plan will terminate on the expiration of such Change in Control Window. In addition, the Company may terminate or amend the Change in Control Plan at any time, but no termination or amendment that occurs within a Change in Control Window will be effective as to a covered executive until the expiration of such Change in Control Window, unless the covered executive consents to the amendment or the amendment does not adversely affect the covered executive.

CEO Change in Control Arrangements

As noted above, Mr. Maheswaran does not participate in the Change in Control Plan. Pursuant to his Offer Letter, the Company provides Mr. Maheswaran with certain enhanced severance benefits if, within 12 months following a "change in control" (as defined in the Offer Letter), his employment with us is terminated for reasons other than death, disability or "cause," or if he terminates his employment for "good reason" within 30 days of an event giving rise to good reason.

In the event the employment of Mr. Maheswaran is terminated under such circumstances, he would be entitled to cash severance benefits equal to two times his annual salary, two times his annual target bonus, a pro-rated bonus for the fiscal year of the termination, and up to 24 months continued welfare plan (medical, dental, life and long-term disability insurance) coverage. When Mr. Maheswaran was initially hired on March 8, 2006, the Company also agreed to reimburse Mr. Maheswaran for the full amount of any excise taxes imposed under Section 4999 of the Internal Revenue Code (the "Excise Tax") on or arising from our severance benefits paid to him as a result of a change in control (the "Tax Gross-up Provision"). On February 27, 2014, the Company entered into a letter agreement (the "Letter Agreement") with Mr. Maheswaran to amend his Offer Letter. The Letter Agreement removes from the Offer Letter the Tax Gross-up Provision. Instead, Mr. Maheswaran's payments and benefits payable in connection with a change in control will either be reduced, but not below zero, as necessary to avoid Mr. Maheswaran incurring any such Excise Tax or be paid in full, with Mr. Maheswaran paying any Excise Tax due, whichever places Mr. Maheswaran in the better after-tax position.

All of the severance benefits described above are contingent on Mr. Maheswaran's execution of a release agreement which, among other things, releases the Company from liability relating to his employment. We believe it is appropriate to provide these protections for Mr. Maheswaran for the same reasons we provide benefits under the Change in Control Plan to the other NEOs as described above.

For more information on our severance and change in control arrangements with the NEOs, please see "Potential Payments on Termination or Change in Control" below in this Proxy Statement.

Other Compensation Policies

Stock Ownership Guidelines

To further our objective of aligning the interests of management with those of our stockholders, the Compensation Committee adopted Company stock ownership guidelines for our executive officers, which were last updated in February 2013. Under the stock ownership guidelines, each of our executive officers other than the CEO is targeted to acquire and maintain a level of equity ownership of the Company (which may include shares of the Company's stock, stock options, restricted stock, or restricted stock units) that has a value approximately equal to one times the annual salary of such executive officer. The CEO is targeted to acquire and maintain a level of equity ownership that has a value approximately equal to three times his annual salary. The applicable ownership level is expected to be achieved within five years of the effective date of the guidelines (for officers serving as of the adoption of the guidelines) or, for newly-hired or promoted executive officers, the date the person first becomes an executive officer. To facilitate our executives meeting these ownership requirements, we have granted, and currently expect to continue to grant, Executive Ownership Restricted Stock Units to our executive officers on an annual basis.

Description of Employment Arrangements

All of our NEOs are employed on an at-will basis and none of our NEOs are employed under the terms of an employment agreement for a fixed term. We do, however, issue written offer letters to prospective employees that set forth their initial terms of compensation and other material terms including, in the case of Mr. Maheswaran, post-termination severance obligations, as described above under "Other Compensation – Severance."

Section 162(m) Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows public companies a tax deduction for compensation in excess of $1 million paid to their chief executive officer and certain of their other executive officers unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program (including the stock options awarded under the Company's long-term equity incentive plan and certain of our other incentive plans) satisfies the requirements for exemption from the $1 million deduction limitation. However, we believe the Company's goal of preserving the deductibility of compensation is secondary in importance to achievement of its compensation objectives, and we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of the Company and its stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based on this review and our discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement, portions of which are incorporated by reference in the Company's Annual Report on Form 10-K for fiscal year 2014. Respectfully submitted by THE COMPENSATION COMMITTEE

W. Dean Baker, Chair	Bruce C. Edwards	John L. Piotrowski	Sylvia Summers

This Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above currently comprise the Compensation Committee. No member of our Compensation Committee during fiscal year 2014 is or has been an executive officer or employee of the Company, and no member of the Compensation Committee had any relationship requiring disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers now serve, or served during fiscal year 2014, as a director or a member of a compensation committee (or other committee performing an equivalent function) of another entity that had one of its executive officers serving on our Board or Compensation Committee during fiscal year 2014 or currently.

 EXECUTIVE COMPENSATION

The following table presents a summary of the total compensation paid to our NEOs during fiscal year 2014 and each of our two prior fiscal years if the NEOs were also named executive officers during those years:

SUMMARY COMPENSATION TABLE – FISCAL YEAR 2014

Name and Principal Position	Year	Base Salary ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (1) (4) ($)	Total ($)

Mr. Maheswaran	2014	547,000	2,773,800	383,475	310,750	65,958	4,080,983
Chief Executive Officer	2013	515,385	1,438,150	442,720	559,000	107,242	3,062,497
	2012	477,000	1,243,489	354,882	609,600	103,393	2,788,364

Mr. Chukwu	2014	322,500	924,600	113,299	117,000	64,500	1,541,900
Chief Financial Officer	2013	300,000	381,550	120,742	180,000	60,000	1,042,292
	2012	288,846	564,586	140,474	190,000	57,769	1,241,675

Mr. Harper	2014	295,000	792,074	87,153	45,000	8,413	1,227,640
Sr. VP & Chief Strategy	–	–	–	–	–	–	–
Officer	–	–	–	–	–	–	–

Mr. Kim	2014	307,000	862,960	104,584	104,625	54,412	1,433,581
Sr. VP Sales & Marketing	–	–	–	–	–	–	–
	–	–	–	–	–	–	–

Mr. Pohlman	2014	302,596	986,240	113,299	106,313	45,389	1,553,837
Exec. VP & GM,	2013	287,308	587,000	201,236	160,000	43,096	1,278,640
Protection, Power and	2012	288,923	478,265	177,441	210,000	43,338	1,197,967
High Reliability Product Group

Mr. Vuyyuru (5)	2014	287,803	730,434	87,153	–	264,570	1,369,960
Former Sr. VP & GM, Advanced	2013	235,385	780,710	100,618	120,000	35,308	1,272,021
Communications Product Group	–	–	–	–	–	–	–

(1)
In connection with the termination of Mr. Vuyyuru's employment on January 1, 2014, he received a lump sum severance payment.

(2)
The amounts and values noted do not necessarily correspond to any actual value that will be realized by a recipient. The stock award and option award amounts reflected in the table, and the grant-date values noted below, are computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 based on assumptions set forth in Note 12 to the financial statements included in the Company's Form 10-K filed with the SEC on March 27, 2014, and on the assumptions in similar footnotes to the financial statements included in the Company's Form 10-K filed in prior years.

Our Performance-Based Units settle 50% in shares and 50% in cash and are valued based on the probable outcome of the applicable performance conditions as determined on the grant date. We considered the "target" level of performance to be the probable outcome of the applicable performance conditions as of the grant date, so the grant date fair values included in the table above are based on an assumption that the Performance-Based Units would vest at target level. If we achieve the highest level of performance under the Performance-Based Units granted in fiscal year 2014, the Performance-Based Units would vest and be paid at 200% of the original target award. The following table presents the grant date fair values of the Performance-Based Units granted to our NEOs in fiscal year 2014 under two sets of assumptions: (a) assuming that the applicable performance conditions were achieved at the target level, which we originally considered to be the probable outcome, and (b) assuming that the highest level of performance would be achieved.

Fiscal Year 2014 Performance-Based Restricted Stock Units

Name	Aggregate Grant Date Fair Value (Based on Probable Outcome) ($)	Aggregate Grant Date Fair Value (Based on Maximum Performance) ($)

Mr. Maheswaran	2,311,500	4,623,000

Mr. Chukwu	462,300	924,600

Mr. Harper	431,480	862,960

Mr. Kim	462,300	924,600

Mr. Pohlman	523,940	1,047,880

Mr. Vuyyuru	369,840	739,680

*
Mr. Vuyyuru's Performance-Based Units were forfeited upon his termination.
(3)
Amounts set forth in the Non-Equity Incentive Plan Compensation column for fiscal year 2014 reflect the amounts paid to our CEO under our CEO Bonus Plan and amounts paid to our other NEOs under the terms of our Executive Bonus Plan. The amounts shown for each fiscal year represent amounts earned for performance in the applicable fiscal year. Actual payment is made in the following fiscal year.

(4)
Amounts presented in the "All Other Compensation" column for fiscal year 2014 include Company 401(k) plan contributions and Company contributions to our Deferred Compensation Plan for our NEOs as follows:

Employer Contributions to Compensation Plans

Name	401(k) Plan ($)	Deferred Compensation Plan ($)

Mr. Maheswaran	9,143	56,815

Mr. Chukwu	–	64,500

Mr. Harper	8,413	–

Mr. Kim	8,363	46,050

Mr. Pohlman	–	45,389

Mr. Vuyyuru (5)	3,900	43,170

(5)
Effective December 16, 2013, Mr. Vuyyuru's service to and all duties with the Company as its Senior Vice President and General Manager, Advanced Communications Product Group, ended. Mr. Vuyyuru's employment with the Company was terminated on January 1, 2014.

Grants of Plan-Based Awards in Fiscal Year 2014

The following table presents information regarding the equity and non-equity incentive awards granted to the NEOs during fiscal year 2014. The material terms of each award are described below under "Description of Fiscal Year 2014 Plan-Based Awards."

GRANTS OF PLAN-BASED AWARDS – FISCAL YEAR 2014 (1)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)
								All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards (per share) ($)	Grant Date Fair Value of Stock and Option Awards (5) ($)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mr. Maheswaran		137,500	687,500	1,100,000	–	–	–	–	–	–	–
NQSO	2/26/2013	–	–	–	–	–	–	–	44,000	30.82	374,724
RSU	2/26/2013	–	–	–	–	–	–	15,000	–	–	462,300
PSU	2/26/2013	–	–	–	37,500	75,000	150,000	–	–	–	2,311,500

Mr. Chukwu		101,400	260,000	338,000	–	–	–	–	–	–	–
NQSO	2/26/2013	–	–	–	–	–	–	–	13,000	30.82	113,299
RSU	2/26/2013	–	–	–	–	–	–	15,000	–	–	462,300
PSU	2/26/2013	–	–	–	7,500	15,000	30,000	–	–	–	462,300

Mr. Harper		70,200	180,000	234,000	–	–	–	–	–	–	–
NQSO	2/26/2013	–	–	–	–	–	–	–	10,000	30.82	87,153
RSU	2/26/2013	–	–	–	–	–	–	10,000	–	–	308,200
PSU	2/26/2013	–	–	–	7,000	14,000	28,000	–	–	–	431,480
OSU	2/26/2013	–	–	–	–	–	–	1,700	–	–	52,394

Mr. Kim		90,675	232,500	302,250	–	–	–	–	–	–	–
NQSO	2/26/2013	–	–	–	–	–	–	–	12,000	30.82	104,584
RSU	2/26/2013	–	–	–	–	–	–	13,000	–	–	400,660
PSU	2/26/2013	–	–	–	7,500	15,000	30,000	–	–	–	462,300

Mr. Pohlman		92,138	236,250	307,125	–	–	–	–	–	–	–
NQSO	2/26/2013	–	–	–	–	–	–	–	13,000	30.82	113,299
RSU	2/26/2013	–	–	–	–	–	–	15,000	–	–	462,300
PSU	2/26/2013	–	–	–	8,500	17,000	34,000	–	–	–	523,940

Mr. Vuyyuru		73,515	188,500	245,050	–	–	–	–	–	–	–
NQSO	2/26/2013	–	–	–	–	–	–	–	10,000	30.82	87,153
RSU	2/26/2013	–	–	–	–	–	–	10,000	–	–	308,200
PSU	2/26/2013	–	–	–	6,000	12,000	24,000	–	–	–	369,840
OSU	2/26/2013	–	–	–	–	–	–	1,700	–	–	52,394

Legend
NQSO	Non-Qualified Stock Options	PSU	Performance-Based Restricted Stock Unit Award
RSU	Restricted Stock Units	OSU	Executive Ownership Restricted Stock Unit
(1)
All equity awards were made pursuant to the Semtech Corporation Long-Term Equity Incentive Plan, as amended and restated (the "2008 Plan"). Certain terms of the awards are described below and above under the heading "Compensation Discussion and Analysis."

(2)
The Non-Equity Incentive Plan Awards made to Mr. Maheswaran were granted pursuant to the terms of our CEO Bonus Plan adopted in February 2012. All Non-Equity Incentive Plan Awards made to our other NEOs were granted pursuant to the terms of our Executive Bonus Plan. Upon adoption of the CEO Bonus Plan, Mr. Maheswaran became ineligible to receive awards pursuant to the Executive Bonus Plan. All Non-Equity Incentive Plan Awards were paid to executives in fiscal year 2015 for their performance in fiscal year 2014. There is no guaranteed minimum bonus under the applicable plan. For each NEO, the "Threshold" represents the amount which would be paid assuming no amount is attributed to their individual performance and each factor attributed to Company performance is paid at the lowest level at which any payout may be made; the "Target" represents the executive's base salary multiplied by the target award percentage established for the executive; and the "Maximum" represents the maximum amount payable pursuant to the applicable plan assuming the maximum amount is attributed to the executive's individual performance and each factor attributed to Company performance is paid at the maximum level. Pursuant to its terms, the maximum amount payable to Mr. Maheswaran under the CEO Bonus Plan is limited to 200% of his base salary.

(3)
These columns represent awards of Performance-Based Units. Certain terms of such awards are described below, as well as above under the heading "Compensation Discussion and Analysis." There is no guaranteed minimum payout.

(4)
The awards reflected in this column represent Restricted Stock Units and Executive Ownership Restricted Stock Units. Certain terms of such awards are described below as well as above under the heading "Compensation Discussion and Analysis."

(5)
The valuation of equity awards is computed in accordance with FASB ASC Topic 718 and based on assumptions set forth in Note 12 to the financial statements filed with the Company's Form 10-K filed with the SEC on March 27, 2014. The awards are valued as of the date of grant, disregarding any estimate of forfeitures related to service-based vesting conditions. The Performance-Based Units included in this table that vest are settled 50% in cash and 50% in shares.

Description of Fiscal Year 2014 Plan-Based Awards

Non-Equity Incentive Plan Awards

As described above under the heading "Compensation Discussion and Analysis," we have two non-equity incentive plans applicable to our NEOs, i.e. our CEO Bonus Plan for Mr. Maheswaran and our Executive Bonus Plan for our other NEOs. These plans generally provide a cash payout only in the event certain pre-established Company and individual performance objectives are met. Under the plans, each NEO has a targeted bonus potential expressed as a percentage of salary. In fiscal year 2014, payouts to Mr. Maheswaran were based on our non-GAAP operating income, net revenue growth, net revenue and EPS compared to certain peer companies and our board of directors' assessment of his individual performance. For our other NEOs, payouts were based on our non-GAAP operating income and assessments of their individual performance by our CEO and the Compensation Committee. The applicable performance criteria and targets in place for fiscal year 2014 under our CEO Bonus Plan and our Executive Bonus Plan are discussed in detail above under the heading "Compensation Discussion and Analysis." Awards under these plans are generally only paid to executives who are employed by the Company on the date awards are paid, which generally occurs in the first quarter following the end of the applicable fiscal year. The plans also include a right of the Company to recover any payment to an executive in the event the executive's fraud or misconduct led to the need for a material restatement of the Company's financial statements for the applicable fiscal year.

Equity Incentive Plan Awards

In fiscal year 2014, we granted four types of equity incentive awards to our NEOs: "non-qualified" stock options ("NQSOs"), restricted stock units ("RSUs"), Performance-Based Units ("PSUs"), and restricted stock units granted to help our executives satisfy our executive stock ownership guidelines ("OSUs"). These equity incentive awards are described above under the heading "Compensation Discussion and Analysis." All equity awards made in fiscal year 2014 were made pursuant to the 2008 Plan, and the award certificates applicable to such awards. Awards of NQSOs and RSUs vest over three years from the date of their grant. Awards of OSUs vest on the fourth or fifth anniversary of the date of the grant and are generally payable only six months after the executive's employment with the Company terminates. Awards of RSUs and OSUs represent a right to receive one share of Company common stock or, at the Company's discretion, the payment of cash for each unit in an amount equal to the Company's share price. The Company currently intends to continue its historic practice of settling these awards in Company common stock. Awards of PSUs generally vest three years from the date of their grant and only to the extent the Company achieves certain pre-established performance objectives relating to cumulative net revenue and cumulative operating income over the vesting period. These revenue and income goals are generally set far in advance of the end of the performance periods and are set at levels that are intended to be highly challenging but attainable goals at the time the levels are established. Half of any vested PSUs are payable in an equal number of shares of our common stock and the other half are payable in cash based on the closing price of the Company's common stock on the last day of the vesting period.

None of the equity incentive awards granted in fiscal year 2014 entitle the recipient to dividend rights, except for certain awards that include a right to distribution of dividend equivalents. As described more fully under the heading "Potential Payments On Termination or Change in Control" below, under certain circumstances the vesting of some or all of our equity awards to our NEOs may be accelerated on the executive's termination from the Company or on a change in control.

Outstanding Equity Awards at Fiscal 2014 Year-End

The following table presents information regarding the outstanding equity awards held by each NEO as of January 26, 2014:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2014 (split-adjusted)
	Option Awards					Stock Awards
Name (Grant Date – Award Type)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (Per Share) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (2) ($)
MR. MAHESWARAN
2/26/2013 – NQSO (5)	–	44,000	–	30.82	2/26/2019	–	–	–	–
2/26/2013 – PSU (4)	–	–	–	–		–	–	75,000	1,741,500
2/26/2013 – RSU (6)	–	–	–	–		15,000	348,300	–	–
2/28/2012 – NQSO (5)	14,666	29,334	–	29.35	2/28/2018	–	–	–	–
2/28/2012 – PSU (4)	–	–	–	–		–	–	34,500	801,090
2/28/2012 – RSU (6)	–	–	–	–		9,666	224,445	–	–
3/1/2011 – NQSO (5)	28,800	14,400	–	23.33	3/1/2017	–	–	–	–
3/1/2011 – PSU (4)	–	–	–	–		–	–	36,200	840,564
3/1/2011 – RSU (6)	–	–	–	–		5,400	125,388	–	–
3/2/2010 – NQSO (5)	48,000	–	–	16.68	3/2/2016	–	–	–	–
2/24/2009 – NQSO (5)	48,000	–	–	11.23	2/24/2015	–	–	–	–
TOTAL	139,466	87,734	–			30,066	$698,133	145,700	$3,383,154
MR. CHUKWU
2/26/2013 – NQSO (5)	–	13,000	–	30.82	2/26/2019	–	–	–	–
2/26/2013 – PSU (4)	–	–	–	–		–	–	15,000	348,300
2/26/2013 – RSU (6)	–	–	–	–		15,000	348,300	–	–
2/28/2012 – NQSO (5)	4,000	8,000	–	29.35	2/28/2018	–	–	–	–
2/28/2012 – PSU (4)	–	–	–	–		–	–	8,000	185,760
2/28/2012 – RSU (6)	–	–	–	–		3,333	77,392	–	–
3/1/2011 – NQSO (5)	11,400	5,700	–	23.33	3/1/2017	–	–	–	–
3/1/2011 – PSU (4)	–	–	–	–		–	–	12,000	278,640
3/1/2011 – RSU (6)	–	–	–	–		4,000	92,880	–	–
3/2/2010 – NQSO (5)	19,000	–	–	16.68	3/2/2016	–	–	–	–
2/24/2009 – NQSO (5)	12,666	–	–	11.23	2/24/2015	–	–	–	–
TOTAL	47,066	26,700				22,333	$518,572	35,000	$812,700
MR. HARPER
2/26/2013 – NQSO (5)	–	10,000	–	30.82	2/26/2019	–	–	–	–
2/26/2013 – OSU (3)	–	–	–	–		1,700	39,474	–	–
2/26/2013 – PSU (4)	–	–	–	–		–	–	14,000	325,080
2/26/2013 – RSU (6)	–	–	–	–		10,000	232,200	–	–
2/28/2012 – NQSO (5)	3,333	6,667	–	29.35	2/28/2018	–	–	–	–
2/28/2012 – PSU (4)	–	–	–	–		–	–	10,000	232,200
2/28/2012 – RSU (6)	–	–	–	–		6,666	154,785	–	–
2/28/2012 – OSU (3)	–	–	–	–		1,800	41,796	–	–
TOTAL	3,333	16,667				20,166	$468,255	24,000	$557,280

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2014 (split-adjusted)
	Option Awards					Stock Awards
Name (Grant Date – Award Type)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (Per Share) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (2) ($)
MR. KIM
2/26/2013 – NQSO (5)	–	12,000	–	30.82	2/26/2019	–	–	–	–
2/26/2013 – PSU (4)	–	–	–	–		–	–	15,000	348,300
2/26/2013 – RSU (6)	–	–	–	–		13,000	301,860	–	–
2/28/2012 – NQSO (5)	4,333	8,667	–	29.35	2/28/2018	–	–	–	–
2/28/2012 – PSU (4)	–	–	–	–		–	–	8,000	185,760
2/28/2012 – RSU (6)	–	–	–	–		5,333	123,832	–	–
3/1/2011 – NQSO (5)	11,400	5,700	–	23.33	3/1/2017	–	–	–	–
3/1/2011 – PSU (4)	–	–	–	–		–	–	9,400	218,268
3/1/2011 – RSU (6)	–	–	–	–		3,133	72,748	–	–
3/2/2010 – NQSO (5)	4,000	–	–	16.68	3/2/2016	–	–	–	–
5/20/2004 – NQSO (5)	15,000	–	–	22.13	5/20/2014	–	–	–	–
TOTAL	34,733	26,367				21,466	$498,440	32,400	$752,328
MR. POHLMAN
2/26/2013 – NQSO (5)	–	13,000	–	30.82	2/26/2019	–	–	–	–
2/26/2013 – PSU (4)	–	–	–	–		–	–	17,000	394,740
2/26/2013 – RSU (6)	–	–	–	–		15,000	348,300	–	–
2/28/2012 – NQSO (5)	6,666	13,334	–	29.35	2/28/2018	–	–	–	–
2/28/2012 – PSU (4)	–	–	–	–		–	–	10,000	232,200
2/28/2012 – RSU (6)	–	–	–	–		6,666	154,785	–	–
3/1/2011 – NQSO (5)	14,400	7,200	–	23.33	3/1/2017	–	–	–	–
3/1/2011 – PSU (4)	–	–	–	–		–	–	10,000	232,200
3/1/2011 – RSU (6)	–	–	–	–		3,333	77,392	–	–
3/2/2010 – NQSO (5)	24,000	–	–	16.68	3/2/2016	–	–	–	–
2/24/2009 – NQSO (5)	24,000	–	–	11.23	2/24/2015	–	–	–	–
9/29/2005 – NQSO (5)	50,000	–	–	15.54	9/29/2015	–	–	–	–
TOTAL	119,066	33,534				24,999	$580,477	37,000	$859,140

Legend	NQSO	Non-Qualified Stock Options	PSU	Performance-Based Restricted Stock Unit Award
	OSU	Executive Ownership Restricted Stock Units	RSA	Restricted Stock Awards
			RSU	Restricted Stock Units
(1)
The dollar amounts shown in this column are determined by multiplying the number of shares or units reported in the Number of Shares or Units of Stock That Have Not Vested column by $23.22 (the closing price of the Company's common stock on the last trading day of fiscal year 2014).

(2)
The dollar amounts shown in this column are determined by multiplying the number of shares or units reported in the equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested column by $23.22 (the closing price of the Company's common stock on the last trading day of fiscal year 2014).

(3)
For Mr. Harper, the Executive Ownership Restricted Stock Units ("OSUs") granted on February 28, 2012 vest on February 28, 2017 and those granted on February 26, 2013 vest on February 26, 2017.

(4)
For all NEOs, the Performance-Based Units ("PSU's") vest based on achievement of certain goals related to cumulative net revenue and cumulative operating income over a stated performance period. Based on the actual goals achieved, the PSUs granted on March 1, 2011 vested on March 1, 2014 as to 88% of the target number of units subject to the award. Mr. Harper was not included on the March 1, 2011 PSU grant but has been included on subsequent grants. Subject to achievement of the applicable performance goals, the PSU granted on February 28, 2012 vests on February 28, 2015 and the PSU granted on February 26, 2013 vests on February 26, 2016.

(5)
The Non-Qualified Stock Options (NQSOs) have a time-based vesting schedule and vest in three or four approximately equal annual installments on the anniversary date of the applicable grant, as follows:

Grant Date	1st Vesting Date	2nd Vesting Date	3rd Vesting Date	4th Vesting Date
2/26/2013	2/26/2014	2/26/2015	2/26/2016	–
2/28/2012	2/28/2013	2/28/2014	2/28/2015	–
3/1/2011	3/1/2012	3/1/2013	3/1/2014	–
3/2/2010	3/2/2011	3/2/2012	3/2/2013	–
2/24/2009	2/24/2010	2/24/2011	2/24/2012	–
9/29/2005	9/29/2006	9/29/2007	9/29/2008	9/29/2009
5/20/2004	5/20/2005	5/20/2006	5/20/2007	5/20/2008
(6)
The Restricted Stock Units (RSU) have a time-based vesting schedule and vest in approximately equal annual installments as follows:

Grant Date	1st Vesting Date	2nd Vesting Date	3rd Vesting Date
2/26/2013	2/26/2014	2/26/2015	2/26/2016
2/28/2012	2/28/2013	2/28/2014	2/28/2015
3/1/2011	3/1/2012	3/1/2013	3/1/2014

Option Exercises and Stock Vested in Fiscal Year 2014

The following table identifies option awards that were exercised and other stock awards that vested during fiscal year 2014:

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2014
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Mr. Maheswaran	76,000	1,289,390	105,568	3,449,435
Mr. Chukwu	7,000	162,100	24,334	735,277
Mr. Harper	–	–	15,834	469,545
Mr. Kim	33,925	510,213	20,467	618,912
Mr. Pohlman	149,000	2,512,804	22,001	665,477
Mr. Vuyyuru	4,583	39,252	10,834	324,730
(1)
The dollar amounts shown in the table above for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share price of our common stock on the date and time of exercise and the exercise price of the options. The dollar amounts shown in the table above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

Non-Qualified Deferred Compensation – Fiscal Year 2014

Certain of our NEOs elect to receive some of their compensation on a deferred basis under the Deferred Compensation Plan. A participant may elect to defer up to 80% of his or her base salary and performance-based compensation. In fiscal year 2010, the Company suspended its practice of matching certain portions of participant contributions to the Deferred Compensation Plan. Prior to fiscal year 2010, the Company matched up to the first 20% of base salary deferred by the Chief Executive Officer and Chief Financial Officer, up to the first 15% of base salary deferred by participants at the Vice President level and up to the first 10% of base salary deferred by all other participants. Participants are always 100% vested in their deferrals and the earnings thereon. Matching contributions made by the Company vest 25% on December 31st of the calendar year during which the contribution is made. Thereafter, vesting continues 25% on December 31st for each of the following three calendar years. Amounts in participant accounts may generally be deferred until a specified date, death, disability, a change of control or termination of employment. At the participant's election, deferrals will generally be paid in a lump sum or in annual installments over a period of up to 20 years. Withdrawals may be made for unforeseeable emergencies and some amounts (generally pre-2005 deferrals) may be withdrawn subject to a penalty. Earnings on the account of each executive are credited to such executive based on the performance of investment vehicles chosen by the executive from a selection offered to all plan participants by the plan's administrator. Executives may elect to change the investment vehicles applicable to their accounts at any time.

Effective February 1, 2010, the Company has resumed the matching program for the Deferred Compensation Plan at the matching percentages noted above. The earnings associated with the Deferred Compensation Plan are related to plan participant elections made in relation to the available mutual fund investment choices as provided through the Deferred Compensation Plan.

NON-QUALIFIED DEFERRED COMPENSATION – FISCAL YEAR 2014
Name	Executive Contributions In Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year (2) ($)	Aggregate Earnings in Last Fiscal Year (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (4) ($)
Mr. Maheswaran	56,815	56,815	201,411	–	1,834,842
Mr. Chukwu	64,500	64,500	147,700	–	1,274,458
Mr. Harper	–	–	–	–	–
Mr. Kim	47,242	46,050	114,720	–	1,022,307
Mr. Pohlman	370,077	45,389	568,660	–	3,247,889
Mr. Vuyyuru	76,697	43,170	62,563	(69,501)	686,152
(1)
All of the amounts reported as Executive Contributions are included in the Base Salary column of the "Summary Compensation Table – Fiscal Year 2014" above.

(2)
All of the amounts reported as Registrant Contributions in the Last Fiscal Year are included in the All Other Compensation column of the "Summary Compensation Table – Fiscal Year 2014" above.

(3)
No portion of these earnings on deferred compensation is considered to be at above-market rates under SEC rules; thus no such earnings are included as compensation in the "Summary Compensation Table – Fiscal Year 2014" above.

(4)
Includes unvested amounts attributable to the Company's contributions and earnings thereon. All amounts within the Aggregate Balance at Last Fiscal Year End for each NEO were included in Summary Compensation Tables for previous years, to the extent the executive was named in such tables and the amounts were so required to be reported in such tables.

Potential Payments On Termination or Change in Control

Change in Control Plan

During fiscal year 2011, the Compensation Committee established, and the Board of Directors adopted and approved, the Company's Executive Change In Control Retention Plan (the "Change in Control Plan").

The Change in Control Plan is designed to provide incentives for executive officers to exert maximum efforts for the Company's success even in the face of a potential Change in Control (as defined in the plan). As administrator of the Change in Control Plan, the Compensation Committee approves which individual executive officers will be covered by the Change in Control Plan, per execution of a Letter Agreement with the executive as outlined in the Change in Control Plan.

Under the Change in Control Plan, a "Change in Control" means (i) a sale of all or substantially all of the assets of the Company; or (ii) the acquisition of more than 50% of the voting power of the outstanding securities of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, reorganization, merger or consolidation) unless the Company's stockholders of record, as applicable, as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of their continuing to hold such stock and/or their receipt in exchange therefor of securities issued as consideration for the outstanding stock of the Company, as applicable) hold at least 50% of the voting power of the surviving or acquiring entity.

The Change in Control Plan provides for acceleration of outstanding equity awards held by covered executives (subject to certain restrictions noted in the Change in Control Plan) on the occurrence of a Change in Control. In general, under the Change in Control Plan, all outstanding time-based equity awards vest in full, and performance-based awards are prorated and the vesting amount is determined based on the period of performance up to the end of the last Company fiscal year before the Change in Control (with any unvested performance-based awards terminating). In addition, in the event of a qualifying termination during a predefined period of time surrounding a Change in Control (the "Change in Control Window"), and unless a covered executive's Letter Agreement states otherwise, the covered executive will be entitled to receive the following severance benefits:

  (1)
  a lump sum cash payment in an amount equal to 12 months of such covered executive's highest base salary during the six months prior to the Change in Control;

  (2)
  a lump sum cash payment in an amount equal to the greater of such covered executive's target bonus for (i) the fiscal year during or; (ii) prior to the qualifying termination; and

  (3)
  reimbursement of premiums paid for continuation coverage for the lesser of (i) 12 months following termination of employment, or (ii) such earlier date on which the covered executive is eligible for other coverage, or is no longer eligible for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

Any such severance benefits are limited to terminations occurring for Good Reason or not for Cause.

Under the Change in Control Plan, "Good Reason" is limited to the occurrence without the written consent of a covered executive of one of the following acts by the Company or a Company affiliate:

  (1)
  a material reduction in a covered executive's base salary or annual bonus potential;

  (2)
  a material breach of a covered executive's written employment agreement with the Company or a Company affiliate (unless the covered executive's employment agreement provides otherwise);

  (3)
  a material reduction in a covered executive's authority, duties, or responsibilities; or

  (4)
  reassignment of a covered executive's primary place of employment to a location that is more than 75 miles from such covered executive's primary place of employment that both materially and adversely affects a covered executive's commute based on such covered executive's principal place of employment immediately prior to the time such reassignment is announced.

In order for a covered executive to terminate with Good Reason, (a) the covered executive must provide the Company with written notice of the covered executive's intent to terminate his or her employment and a description of the event the covered executive believes constitutes Good Reason within 60 days after the initial existence of the event; (b) the Company or a Company affiliate (as applicable) must not cure the default that constitutes Good Reason within the 60 days following the date the covered executive provides such notice; and (c) the covered executive must actually terminate employment within the 30 days following the end of the cure period.

The Change in Control Plan does not provide for reimbursement for the tax consequences of any excise tax imposed on the severance payments (i.e., a full excise tax gross-up payment). Instead, the Change in Control Plan generally provides that if the "golden parachute" tax rules would prevent the Company from recognizing a deduction with respect to the full Change in Control Plan benefits that otherwise would be paid to a covered executive, the covered executive's benefits will be cut back to the extent necessary to place the Company in the same economic position it would have been in had the Company been able to recognize a deduction.

The Change in Control Plan conditions severance benefits on the covered executive's execution of a binding release agreement. The Change in Control Plan generally conditions all benefits on the covered executive abiding by certain confidentiality, noncompetition, and other obligations. The Change in Control Plan also provides for repayment of Change in Control Plan benefits to the extent required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or related rules and listing standards.

Unless extended by the Board of Directors, the Change in Control Plan will automatically terminate on September 28, 2015, unless September 28, 2015 is during a Change in Control Window, in which case the Change in Control Plan will terminate on the expiration of such Change in Control Window. In addition, the Company may terminate or amend the Change in Control Plan at any time, but no termination or amendment that occurs within a Change in Control Window will be effective as to a covered executive until the expiration of such Change in Control Window, unless the covered executive consents to the amendment or the amendment does not adversely affect the covered executive.

Mr. Maheswaran's Offer Letter

Mr. Maheswaran does not participate in the Change in Control Plan. Instead, the written offer letter (the "Offer Letter") given to Mr. Maheswaran in 2006 at the time he was first employed by the Company, and amended in December 2008 to comply with Section 409A of the Internal Revenue Code, provides for certain severance benefits to be paid to him in connection with a termination of employment under the circumstances described below. Specifically, should the Company terminate his employment other than for "cause," death or disability, or he terminates his employment "for good reason," the Offer Letter provides Mr. Maheswaran the right to receive 12 months of base salary and continued welfare benefits. If his employment is terminated under such circumstances within 12 months following a "change of control," the Offer Letter provides Mr. Maheswaran the right to receive a lump-sum payment equal to 24 months of base salary and continued welfare benefits for up to 24 months, a pro-rated portion of the amount of his target award under the CEO Bonus Plan for the fiscal year of termination, an amount equal to two times his target award under the CEO Bonus Plan for the fiscal year of termination, and, prior to February 27, 2014, an amount sufficient to reimburse him for the tax consequences of any excise tax imposed on the severance payments made to him (i.e. an excise tax gross-up payment).

Mr. Maheswaran's Offer Letter was amended on February 27, 2014 to eliminate the excise tax gross-up payment provision.

Under the terms of Mr. Maheswaran's Offer Letter, a "change of control" is defined using the definition of such event as contained in the Company's equity incentive plan (currently the 2008 Plan). All of the severance payments described above are conditioned on Mr. Maheswaran's execution of a release of claims in favor of the Company and compliance with certain post-employment restrictions.

"Good reason" as defined in Mr. Maheswaran's Offer Letter, as amended, includes the fact that Mr. Maheswaran may terminate his employment with the Company and be entitled to severance benefits if the Company fails to nominate him to stand for election as a director for so long as he is its Chief Executive Officer and an incumbent director, unless such nomination is prohibited by law or by any applicable listing standard.

Awards from the 2008 Plan

Awards (including non-qualified stock options and restricted stock, but not restricted stock units) under the 2008 Plan generally vest on an accelerated basis if, within 12 months following a "change in control," the holder's employment is terminated by the Company without cause or a "constructive termination" of the executive occurs (as those terms are defined in the award agreements). If a termination of employment is as a result of death or "disability" (as defined in the award certificate), PSUs will continue to be eligible to vest following the termination of employment. However, any PSUs that would vest at the end of the performance period based on attainment of the performance criteria will be pro-rated based on the number of whole months of participation in the performance period before the death or disability. On the occurrence of certain mergers, reorganizations, consolidations and other corporate events, unless the Compensation Committee has made a provision for the substitution, assumption, exchange or other continuation or settlement of outstanding awards, then each then-outstanding award granted under the 2008 Plan shall vest and be exercisable or payable and if not exercised (to the extent such award contains an exercise feature), will terminate. With respect to PSUs, in the event of (a) certain mergers or similar reorganizations under which the Company does not survive (or does not survive as a public company in respect of its common stock), or (b) a change in control, as defined in the award certificate, then, unless the Compensation Committee has made a provision for the substitution, assumption, exchange or other continuation or settlement of the PSUs or the PSUs would otherwise continue in accordance with their terms, the performance period will terminate immediately prior to such event and the number of PSUs that vest will be determined based on achievement on the Company's actual performance for the shortened performance period and after pro-rating the performance goals set forth in the award certificate to reflect the shortened performance period.

The Deferred Compensation Plan

Participants in the Deferred Compensation Plan, including our NEOs, may elect on initial enrollment to have their vested account balances distributed on a change in control. Participants become 100% vested in Company contributions on the following termination events: death; disability, as defined by the Deferred Compensation Plan; or involuntary termination of employment within 18 months of a "change in control," as defined by the Deferred Compensation Plan. The Deferred Compensation Plan also provides for an additional death benefit, in an amount to be determined by the Compensation Committee, if a participant dies while employed.

Mr. Maheswaran

The table below sets forth potential benefits that Mr. Maheswaran would be entitled to receive from the Company on termination of his employment or a change in control event, assuming occurrence on January 26, 2014. The calculations and results reported in this table make certain assumptions that may or may not correlate to actual events that may occur, and determinations the Company and Mr. Maheswaran may make, on the occurrence of an applicable event. Additionally, the Company has included, as applicable (including in respect of any accelerated PSUs payable to Mr. Maheswaran), its judgment of how the special rules applicable to amounts considered as payments of reasonable compensation for pre-change in control services would apply.

BENEFITS PAYABLE TO MR. MAHESWARAN ASSUMING CHANGE IN CONTROL OR TERMINATION EVENT ON JANUARY 26, 2014

	Benefits per Offer Letter				Other Benefits

Reason for Termination	Base Salary ($)	Non-Equity Incentives ($)	Welfare Insurances ($)	Tax Gross-up (1) ($)	Vesting of Equity Based Awards (2) ($)	Vesting of Company Matching Contributions in Deferred Compensation Plan ($)	Total ($)

Voluntary Resignation	–	–	–	–	–	–	–

Resignation For Good Reason	550,000	–	20,675	–	–	–	570,675

Termination Without Cause	550,000	–	20,675	–	–	–	570,675

Termination For Cause	–	–	–	–	–	–	–

Death or Disability	–	–	–	–	–	144,275	144,275

Change In Control (3)	–	–	–	–	3,424,880	–	3,424,880

Certain Terminations Following a Change In Control (4)	1,100,000	2,062,500	41,349	–	–	144,275	3,348,124

(1)
The Company's estimate is that no tax gross-up payment would have been due to Mr. Maheswaran in these circumstances had they occurred at the end of fiscal year 2014. Mr. Maheswaran's Offer Letter was amended on February 27, 2014 to eliminate the excise tax gross-up payment provision.

(2)
The market price of the Company's common stock on January 24, 2014, the last trading day of its fiscal year 2014, was $23.22 and the compensation portion of the outstanding option awards is included in this column. As described more fully in Note 12 to the Company's financial statements filed with the Company's Form 10-K filed with the SEC on March 27, 2014, the Performance-Based Units ("PSUs") held by Mr. Maheswaran on January 26, 2014 (the last day of the Company's fiscal year 2014) would be projected to vest in applicable amounts as follows. At January 26, 2014, 88% of the units from the fiscal year 2012 grant were expected to vest based upon actual Company performance for the three-year period compared to the targets set for the fiscal year 2012 grant. At January 26, 2014, based on the performance metrics associated with the awards, and taking into consideration the shortened performance periods for each award as applicable for the purposes of these calculations, the awards issued on February 28, 2012 (fiscal year 2013) are expected to vest at 85% and the awards granted on February 26, 2013 (fiscal year 2014) are expected to vest at 75%. As noted in the preceding sentence, the PSU granted in fiscal years 2013 and 2014 would be presumed to meet the applicable pro-rated performance goals required for vesting performance over the shortened performance period ending on January 26, 2014. Accordingly, for the purposes of these calculations, we have calculated the applicable vested shares per the methods described in "Change in Control Benefits" in the "Compensation Discussion and Analysis" above and included the value of same in these calculations.

(3)
The amounts disclosed in this row, "Change In Control" are benefits that the Company has assumed will be payable solely on the occurrence of a change in control and (other than for purposes of calculating applicability of any excise tax gross up), do not factor in payments that may be made in connection with certain terminations following a change in control, which are disclosed in the row "Certain Terminations Following A Change In Control." Except as discussed in footnote (2) above, the Company has assumed that all of the equity awards will accelerate. However, under the terms of the various plans and award agreements, awards generally will not accelerate on a change in control to the extent that they are assumed or otherwise remain outstanding.

(4)
The amounts disclosed in this row, "Certain Terminations Following A Change In Control," do not include amounts that the Company has assumed will be payable solely on the occurrence of a change in control. Those amounts are disclosed in the row "Change in Control." Although certain of the outstanding equity-based awards would accelerate in the event of certain terminations following a change in control to the extent that they were not accelerated in connection with a change in control, the Company does not disclose those amounts here, because the Company has assumed that they will accelerate in connection with a change in control. If a change in control and a qualifying termination had both occurred on January 26, 2014, the Company assumes that both the amounts listed in this row as well as the "Change in Control" row would be paid, for a total estimated benefit of $6,773,005.

Other Named Executive Officers

The table below sets forth potential benefits that Messrs. Chukwu, Harper, Kim, and Pohlman (the "Other Executives") would be entitled to receive from the Company on termination of their employment or a change in control event, assuming occurrence on January 26, 2014:

BENEFITS PAYABLE TO OTHER EXECUTIVES ASSUMING CHANGE IN CONTROL OR TERMINATION EVENT ON JANUARY 26, 2014

Reason for Termination	Base Salary ($)	Bonus ($)	Payment of Medical Benefits Premiums ($)	Vesting of Equity Based Awards (1)(3) ($)	Vesting of Company Matching Contributions in Deferred Compensation Plan ($)	Total (5) ($)

Termination Without Cause
Mr. Chukwu	–	–	–	–	–	–
Mr. Harper	–	–	–	–	–	–
Mr. Kim	–	–	–	–	–	–
Mr. Pohlman	–	–	–	–	–	–

Death or Disability
Mr. Chukwu	–	–	–	–	112,063	112,063
Mr. Harper	–	–	–	–	–	–
Mr. Kim	–	–	–	–	–	–
Mr. Pohlman	–	–	–	–	–	–

Change In Control (2)
Mr. Chukwu	–	–	–	1,182,896	–	1,182,896
Mr. Harper	–	–	–	909,435	–	909,435
Mr. Kim	–	–	–	1,109,637	–	1,109,637
Mr. Pohlman	–	–	–	1,278,238	–	1,278,238

Certain Terminations Following A Change In Control (4)
Mr. Chukwu	350,000	280,000	20,675	–	112,063	762,738
Mr. Harper	300,000	180,000	20,675	–	–	500,675
Mr. Kim	310,000	232,500	14,450	–	–	556,950
Mr. Pohlman	330,000	247,500	14,450	–	–	591,950

(1)
The market price of our common stock on January 24, 2014, the last trading day of the Company's fiscal year, was $23.22 and the compensation portion of the outstanding option awards are included. As described more fully in Note 12 to the Company's financial statements filed with the Company's Form 10-K filed with the SEC on March 27, 2014 the Performance-Based Units held by the named executive officers on January 26, 2014 (the last day of the Company's fiscal year 2014) would be projected to vest in applicable amounts as follows. At January 26, 2014, 88% of the units from the fiscal year 2012 grant were expected to vest based upon actual Company performance for the three-year period compared to the targets set for the fiscal year 2012 grant. At January 26, 2014, based on the performance metrics associated with the awards, and taking into consideration the shortened performance periods for each award as applicable for the purposes of these calculations, the awards issued on February 28, 2012 (fiscal year 2013) are expected to vest at 85% and the awards granted on February 26, 2013 (fiscal year 2014) are expected to vest at 75%. As noted in the preceding sentence, the Performance-Based Units granted in fiscal years 2013 and 2014 would be presumed to meet the applicable pro-rated performance goals required for vesting performance over the shortened performance period ending on January 26, 2014.

(2)
The amounts disclosed in this row, "Change In Control" are benefits that the Company has assumed will be payable solely on the occurrence of a change in control and do not factor in payments that may be made in connection with certain terminations following a change in control, which are disclosed in the row "Certain Terminations Following A Change In Control." Except as discussed in footnote (1) above, the Company has assumed that all of the equity awards will accelerate. However, except for vesting provided for under the Change in Control Plan, under the terms of the various plans and award agreements, awards generally will not accelerate on a change in control to the extent that they are assumed or otherwise remain outstanding.

(3)
Based upon the assumptions noted in footnote (1) above, for the purposes of the calculations noted in the column "Vesting of Equity Based Awards," the Company has calculated the applicable vested shares per the methods described in "Change In Control Benefits" in the "Compensation Discussion and Analysis" above and included the value of same in these calculations.

(4)
The amounts disclosed in this row, "Certain Terminations Following A Change In Control," do not include amounts that the Company has assumed will be payable solely on the occurrence of a change in control. Those amounts are disclosed in the row "Change in Control." Although certain of the outstanding equity-based awards would accelerate in the event of certain terminations following a change in control to the extent that they were not accelerated in connection with a change in control, the Company does not disclose those amounts here, because the Company has assumed that they will accelerate in connection with a change in control.

(5)
If a change in control and a qualifying termination had both occurred on January 26, 2014, the Company assumes that both the amounts listed in the row titled "Certain Terminations Following A Change In Control," as well as in the row titled "Change In Control," would be paid. This would result in a total estimated benefit payable as follows: Mr. Chukwu- $1,945,634; Mr. Harper- $1,410,109; Mr. Kim – $1,666,587; and Mr. Pohlman- $1,870,188. Pursuant to the terms of the Change in Control Plan, when relevant, benefits generally are cut back to ensure that Internal Revenue Code Section 280G does not prevent the Company from recognizing a deduction with respect to plan benefits ("Hard Cut Back"). Under certain circumstances, depending on the full amount of benefits payable, benefits in excess of the Hard Cut Back amount could be paid, in which case the amount of the cut back applied to the benefits to be paid would be determined based on the value to the Company of the lost deduction on the benefit payments it actually makes. For the purposes of the calculations included here, based on the hypothetical facts discussed above in this footnote (5), the Company has determined that none of the Other Executives would be subject to the Hard Cut Back in relation to their applicable total payout as calculated under the assumptions noted in this footnote (5).

 SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The Company currently maintains and administers the following stock-based compensation plans. The plans are:

    •
    2013 Long-Term Equity Incentive Plan

    •
    2008 Long-Term Equity Incentive Plan

    •
    2009 Long-Term Equity Inducement Plan

    •
    Plans assumed in connection with the acquisition of Sierra Monolithics, Inc. ("SMI") in December 2009

    •
    Long-Term Stock Incentive Plan (the "1998 Plan")

    •
    Non-Director and Non-Executive Officer Long-Term Stock Incentive Plan (the "1999 Plan")

The Company's 2013 Long-Term Equity Incentive Plan was approved by the Company's stockholders on June 26, 2013, and provides for the granting of up to 13,565,011 (as of January 26, 2014) shares of common stock in the form of non-qualified and incentive stock options, stock grants or other stock-based awards to employees, non-employee directors and consultants.

The 2008 and 1998 Plans were also approved by the Company's stockholders. No new awards can be made under the 2008 Plan, 1998 Plan or the 1999 Plan.

For more information about the 2009 Long-Term Equity Inducement Plan, see "Semtech Corporation 2009 Long-Term Equity Inducement Plan" below.

In connection with the Company's acquisition of SMI, the Company assumed the outstanding options under the SMI 2000 and 2007 Plans. These plans provided for grants to employees, non-employee directors and consultants of non-qualified and incentive stock options under the 2000 Plan and the 2007 Plan, as well as grants of stock appreciation rights, dividend equivalent rights, restricted stock and restricted stock units under the 2007 Plan. The Company determined that any shares remaining available for issuance under the 2007 Plan as of the acquisition of SMI would not be used for future grants. There were no shares remaining available for future awards under the 2000 Plan as of the acquisition of SMI. Shares returned from either SMI plan as a result of termination of employment of a participant, or other forfeiture, may be used for future awards, but no new shares will be available for grant under either of the plans. For purposes of any such future award, the Company tracks and administers any such shares and awards under and subject to the 2007 Plan. Pursuant to administrative decision of the Compensation Committee of the Company as Administrator of the 2007 Plan, the Company will only make restricted stock unit awards to newly hired employees from any shares that become available under the 2007 Plan.

The following table sets forth information with respect to shares of common stock that may be issued under our equity compensation plans as of January 26, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)(2)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the issued column)

Equity compensation plans approved by security holders	4,193,616	$21.50	13,565,011	(3)

Equity compensation plans not approved by security holders	115,035	$19.32	112,626	(4)

Total	4,308,651	$21.45	13,677,637

(1)
Reflects the maximum number of shares potentially issuable in connection with Performance-Based Unit awards. This number also includes 99,852 shares that are subject to options granted under the 2008 and 2013 Plans to employees outside of the United States. In light of applicable tax laws, these options have a longer term than the six-year term generally provided for options granted under the plan, and for purposes of determining the number of shares available for award grant purposes under the plan, are subject to the share-counting ratio for "full-value awards."

(2)
Outstanding restricted stock awards, restricted stock unit awards, Performance-Based Unit awards and executive ownership restricted stock unit awards do not have an exercise price and therefore, are not included in calculating the weighted-average exercise price of outstanding options. The information presented in this table excludes options assumed by the Company in connection with the Company's acquisition of Sierra Monolithics, Inc. in December 2009. As of January 26, 2014, 14,064 shares of the Company's common stock were issuable upon exercise of these assumed options, at a weighted average exercise price of $4.55 per share.

(3)
All of these shares of our common stock remain available for future issuance under our 2013 Plan and may be granted as incentive stock options, nonqualified stock options, restricted stock awards, restricted stock unit awards, Performance-Based Unit awards and executive ownership restricted stock unit awards.

(4)
Of these shares, 40,866 remain available under our 2009 Long-Term Equity Inducement Plan. For more information about the 2009 Long-Term Equity Inducement Plan, see "Semtech Corporation 2009 Long-Term Equity Inducement Plan" below. The remaining 71,760 shares were originally subject to assumed options under the former SMI equity plans. These shares have become available as the result of the employees leaving the service of Semtech. Pursuant to administrative decision of the Compensation Committee of the Company as administrator of the former SMI equity plans, the Company will only make restricted stock unit awards to newly hired employees from any shares that become available under the assumed SMI equity plans.

Our equity compensation plans not approved by security holders include the following:

  (1)    Our 1999 Plan.    Our 1999 Non-Director and Non-Executive Officer Long-Term Stock Incentive Plan allowed for the issuance of options for up to 8,000,000 shares of our common stock to non-directors and non-executive officers. As of January 26, 2014, 236,774 shares were subject to outstanding options under the plan. In connection with the adoption of the Company's 2008 Long-Term Equity Incentive Plan in June 2008, no new awards can be made under the 1999 Plan.

  (2)    Semtech Corporation 2009 Long-Term Equity Inducement Plan.    In connection with the Company's acquisition of Sierra Monolithics, Inc. ("SMI") in December 2009, the Compensation Committee adopted the Semtech Corporation 2009 Long-Term Equity Inducement Plan (the "Inducement Plan") effective December 7, 2009. The objective of the Inducement Plan is to provide incentives to attract, retain, and motivate eligible persons whose potential contributions are important to promote the Company's long-term success and the creation of stockholder value, especially as it relates to SMI, which is now a subsidiary of the Company. The Inducement Plan is intended to comply with NASDAQ Listing Rule 5635(c)(4), which governs granting certain awards as a material inducement to an individual entering into employment with the Company. The Inducement Plan was used to grant restricted stock units to certain SMI employees who joined the Company following the acquisition. Following the acquisition, the Inducement Plan has been and may be used for new hire equity grants with respect to individuals who are hired by the Company primarily to provide services to SMI, should the Board or Compensation Committee of the Board determine to do so in the future.

  (3)    Assumed Sierra Monolithics Options and the 2007 SMI Plan.    In connection with its acquisition of SMI, the Company assumed the existing unvested stock options of SMI employees. The terms of each outstanding unvested SMI option at the time of the closing of the acquisition (award amount and price) was adjusted as necessary to provide that, at the time of the acquisition, each unvested SMI option was converted to a Company option. The Company determined that any shares remaining available for issuance under the 2007 SMI Plan as of the acquisition of SMI would not be used for future grants, however shares returned from any SMI plan as a result of termination of employment of a participant, or other forfeiture, may be used for future awards under the 2007 SMI Plan. For any new awards that may be issued under the 2007 SMI Plan, the 2007 SMI Plan is used to attract and retain the best available personnel for positions of substantial responsibility, and to promote the success of the Company's business by granting awards to such persons. The 2007 SMI Plan is administered by the Compensation Committee of the Company. Pursuant to administrative decision of the Compensation Committee of the Company as Administrator of the 2007 SMI Plan, the Company will only make restricted stock unit awards from any shares that become available under the 2007 SMI Plan to employees who are hired by the Company primarily to provide services to SMI.

 REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board has:

  –
  reviewed and discussed the Company's audited financial statements for the fiscal year ended January 26, 2014 with the Company's management and with the Company's independent registered public accounting firm, Ernst & Young LLP;

  –
  discussed with Ernst & Young LLP, the matters required to be discussed by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, ("PCAOB"), in Rule 3200T; and

  –
  received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP's communications with the Audit Committee concerning independence, and discussed the independence of Ernst & Young LLP with that firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended January 26, 2014 be included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Respectfully submitted by THE AUDIT COMMITTEE

James P. Burra, Chair	Glen M. Antle	James T. Lindstrom	Carmelo J. Santoro

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

 RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal Number 2)

The Audit Committee has appointed Ernst & Young LLP ("EY") as the Company's independent registered public accounting firm for fiscal year 2015. EY has served as the Company's independent public accounting firm since June 2002. Ratification of the appointment of the independent registered public accounting firm is not required by the Company's Bylaws or applicable law, but has historically been submitted to stockholders as a matter of good corporate governance. No determination has been made as to what action the Board would take if stockholders do not ratify the appointment.

Representatives of EY are expected to attend the Annual Meeting. They will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from stockholders.

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NUMBER 2

Independent Registered Public Accounting Firm

In connection with the audit of our financial statements for the fiscal year ended January 26, 2014 and the fiscal year ended January 27, 2013, we entered into engagement letters with EY which set forth the terms for EY's performance of the audit services. The agreements provide for alternative dispute resolution.

The following table sets forth the aggregate fees billed, or expected to be billed, by EY for the audit of our financial statements for fiscal years 2014 and 2013, and for audit and non-audit services rendered by EY for those years:

	Fiscal Year 2014	Fiscal Year 2013

Audit Fees	$1,858,351	$1,770,453

Audit-Related Fees	376,863	419,055

Tax Fees	1,028,495	1,658,234

All Other Fees	–	–

Total (1)	$3,263,709	$3,847,742

(1)
Total fees paid to EY in fiscal year 2014 decreased by $0.6 million primarily due to the fact that prior year included additional fees related to the Company's acquisition of Gennum in March 2012.

The amounts set forth in the table above include amounts paid to EY as reimbursement for out-of-pocket expenses associated with performance of the services, but do not include Value Added Tax assessed by some non-U.S. jurisdictions on the amount billed by EY.

During fiscal years 2014 and 2013, each new audit and non-audit engagement of EY was approved in advance by the Audit Committee or its Chairman, and none of those engagements made use of the de minimis exception contained in SEC rules. The Audit Committee has considered the nature and scope of the non-audit services provided by EY and has concluded that EY's performance of these services is compatible with the auditor's independence.

Audit Fees.    This category includes fees for the audit of the Company's financial statements and internal control over financial reporting, and for review of the financial statements included in the Company's Form 10-Qs. This category also includes services the auditor provided in connection with international and domestic statutory and regulatory filings and services only the Company's independent registered public accounting firm can provide, specifically assistance with SEC filings, comment letters, and interpretation of accounting principles.

Audit-Related Fees.    This category includes fees related to assistance in financial due diligence related to mergers, acquisitions and divestitures, accounting consultations and audits in connection with acquisitions, consultations concerning financial accounting and reporting standards, general advice on implementation of SEC and Sarbanes-Oxley Act requirements and audit services not required by statute or regulation. Audit-related fees also includes audits of pension and other employee benefits plans, as well as the review of information technology systems and general internal controls unrelated to the audit of the financial statements.

Tax Fees.    This category includes fees for assistance with transfer pricing, tax return preparation, tax compliance, and for tax consulting services in connection with international entity formation and operation, foreign tax credits, accrued bonuses, and contract manufacturing. In fiscal year 2013, $815,000 of the total tax fees related to due diligence work performed by EY in connection with the Gennum acquisition.

All Other Fees.    This category includes fees for services not captured in the above categories.

Policy on Audit Committee Pre-Approval
of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for appointing, compensating, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. The policy calls for an annual review and pre-approval, up to specified dollar limits, of certain types of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. During the year, circumstances may arise when it may become necessary to engage the firm for additional services not contemplated in the original pre-approval categories. In those instances, specific pre-approval must be obtained.

The Audit Committee has delegated to its Chairman the authority to address certain requests for pre-approval of services between meetings of the Audit Committee. The Chairman must report his pre-approval decisions to the Audit Committee at its next scheduled meeting. All engagements to provide services related to internal control must be specifically pre-approved by the Audit Committee and may not be pre-approved in advance by category or by the Chairman between meetings.

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
(Proposal Number 3)

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), we are providing our stockholders an opportunity to cast a non-binding advisory vote on the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC and set forth in this Proxy Statement (including the Compensation Discussion and Analysis, compensation tables and narratives accompanying those tables). This non-binding advisory vote is also referred to as "say-on-pay."

As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, Semtech's executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive Semtech's strategic direction and achieve annual and long-term performance goals necessary to create stockholder value. The program seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives. The goals and general structure of our executive compensation program remain the same as in the prior year, when our executive compensation program received the support of approximately 94% of the votes cast on our say-on-pay proposal at our June 2013 annual meeting.

For these reasons, we recommend that stockholders vote in favor of the following resolution at the Annual Meeting:

  RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion that accompanies the compensation tables, is hereby APPROVED.

This vote is an advisory vote only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board or the Compensation Committee. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. The Board and the Compensation Committee will consider the voting results when making future compensation decisions for our named executive officers.

Semtech's current policy is to provide stockholders with an opportunity to vote on the compensation of the named executive officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2015 annual meeting of stockholders.

OTHER MATTERS

The management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, persons named in the proxy or their substitutes will have discretion to vote in accordance with their best judgment on such matters.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01TNFC 1 U P X + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + A Proposals — THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, AND “FOR” ITEMS 2 AND 3. For Against Abstain 2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year. For Against Abstain 3. Advisory resolution to approve executive compensation. At their discretion, the named proxies are authorized to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. 01 - Glen M. Antle 04 - Bruce C. Edwards 07 - Mohan R. Maheswaran 02 - W. Dean Baker 05 - Rockell N. Hankin 08 - John L. Piotrowski 03 - James P. Burra 06 - James T. Lindstrom 09 - Carmelo J. Santoro Nominees: For Withhold For Withhold For Withhold IMPORTANT ANNUAL MEETING INFORMATION 10 - Sylvia Summers 1. ELECTION OF DIRECTORS The Company's Board of Directors recommends a vote "FOR" each of the nominees listed below: The Company's Board of Directors recommends a vote "FOR" each of items 2 and 3: MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMM 1 9 2 7 2 5 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 25, 2014. Vote by Internet • Go to www.investorvote.com/SMTC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. Annual Meeting of Stockholders – June 26, 2014 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Mohan R. Maheswaran and Emeka N. Chukwu, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Semtech Corporation (the “Company”) Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held June 26, 2014 (the “Annual Meeting”), at Courtyard Marriott, 4994 Verdugo Way, Camarillo, CA 93012, at 11:00 a.m. Pacific Time, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting, or any adjournment or postponement thereof. (Continued and to be marked, dated and signed, on the other side) Proxy — SEMTECH CORPORATION C Non-Voting Items Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the Annual Report to Stockholders for fiscal year 2014 are available at: www.investorvote.com/SMTC Change of Address — Please print new address below. Comments — Please print your comments below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. + + qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
ATTENDING THE 2014 ANNUAL MEETING OF STOCKHOLDERS
SEMTECH CORPORATION ANNUAL MEETING OF STOCKHOLDERS June 26, 2014
PROXY STATEMENT
ELECTION OF DIRECTORS (Proposal Number 1)
CORPORATE GOVERNANCE
CONTACTING THE BOARD OF DIRECTORS
DIRECTOR NOMINATIONS
STOCKHOLDER PROPOSALS
DIRECTOR COMPENSATION
BENEFICIAL OWNERSHIP OF SECURITIES
EXECUTIVE OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION DISCUSSION AND ANALYSIS
Key Elements of Compensation
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE COMPENSATION
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
REPORT OF THE AUDIT COMMITTEE
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal Number 2)
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (Proposal Number 3)
OTHER MATTERS